Exhibit 99.4

The information contained in this exhibit is exactly as filed with the Securities and Exchange Commission in our 2003 Annual Report on
Form 10-K, except for the information included in Note 1 on pages 1 to 2 and the tables on pages 26, 29, 43 and 55.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies
Basis of Presentation

Delta Air Lines, Inc. (a Delaware corporation) is a major air carrier that provides air transportation for passengers and cargo throughout the U.S. and around the world. Our Consolidated Financial Statements include the accounts of Delta Air Lines, Inc. and our wholly owned subsidiaries, including ASA Holdings, Inc. (ASA Holdings) and Comair Holdings, Inc. (Comair Holdings), collectively referred to as Delta. ASA Holdings is the parent company of Atlantic Southeast Airlines, Inc. (ASA), and Comair Holdings is the parent company of Comair, Inc. (Comair). We have eliminated all material intercompany transactions in our Consolidated Financial Statements.

We do not consolidate the financial statements of any company in which we have an ownership interest of 50% or less unless we control that company. During 2003, 2002 and 2001, we did not control any company in which we had an ownership interest of 50% or less.

These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) on a going concern basis.

Business Environment

Our net loss was $773 million for the year ended December 31, 2003, the third consecutive year we recorded a substantial net loss. During the six months ended June 30, 2004, our financial condition continued to deteriorate due, in part, to near historically high fuel prices and declining domestic passenger mile yields. During this six-month period, we recorded an unaudited net loss of $2.3 billion and our cash and cash equivalents decreased from $2.7 billion at December 31, 2003 to $2.0 billion at June 30, 2004. These financial results reflect the unprecedented challenges confronting us and other airlines. Since the terrorist attacks on September 11, 2001, the airline industry has experienced a severely depressed revenue environment and significant cost pressures. These factors have resulted in industry-wide liquidity issues, including the restructuring of certain hub and spoke airlines due to bankruptcy or near bankruptcy.

The events of the past few years have resulted in fundamental, and what we believe will be long-term, changes in the airline industry. These include: (1) a sharp decline in high yield business travel; (2) the continuing growth of low-cost carriers with which we compete in most of our domestic markets; (3) industry capacity exceeding demand which has led to significant fare discounting; and (4) increased price sensitivity by our customers, reflecting in part the availability of airline fare information on the Internet.

Due to the changes that have occurred in the airline industry, we must significantly reduce our costs in order to be competitive in the current environment and over the long term. Our cost structure is materially higher than that of the low-cost carriers with which we compete. Certain other hub-and-spoke airlines have significantly reduced their costs through bankruptcy or the threat of bankruptcy. Our unit costs have gone from being among the lowest of the hub-and-spoke carriers to among the highest for 2003, a result which places us at a serious competitive disadvantage.

We have implemented a profit improvement initiative program aimed at lowering our costs and increasing our revenues to compete in the current business environment and over the long-term.

While we believe we have made progress under this program, we must continue to reduce our costs to compete in the existing business environment.

Our pilot cost structure is significantly higher than that of our competitors and must be reduced in order for us to compete effectively with both hub-and-spoke airlines and lost-cost carriers. On July 30, 2004, we presented a proposal to the Air Line Pilots Association, International (ALPA), the union representing our pilots, to reduce our pilot costs by approximately $1 billion annually through a combination of changes in wages, pension and other benefits and work rules. We believe that this approximately $1 billion in annual pilot cost savings, in addition to significant cost reductions from other stakeholder groups, is essential for us to compete successfully. We cannot predict the outcome of our discussions with ALPA.

At the end of 2003, we began a reassessment of our operating and business strategy in order to assess our competitive effectiveness, determine the best use of our available resources and identify strategic initiatives that we might pursue to improve our performance. In September 2004, we announced the following key elements of our plan which are intended to improve the customer traveling experience and to achieve significant cost savings:

•	Updating and upgrading customer products and services, including cabins and online functionality, and maintaining two-class service in mainline operations;
•	Redesigning Atlanta’s hub operation to add more flights for greater customer choice and reliability while simultaneously reducing congestion;
•	Dehubbing Delta’s Dallas/Ft. Worth operation and re-deploying those assets to grow hub operations in Atlanta, Cincinnati and Salt Lake City;
•	Adding 31 new nonstop flights to 19 additional destinations from key focus cities;
•	Growing Song, initially by 12 aircraft;
•	Reducing fleet complexity by retiring at least four fleet types in four years and increasing overall fleet utilization and efficiency;
•	Eliminating 6,000-7,000 jobs over the next 18 months, lowering management overhead costs by 15 percent, and reducing pay and benefits; and
•	Creating an Employee Reward Program to include equity, profit sharing and performance-based incentive payouts.

In connection with the above plan, we anticipate that we will record charges, possibly including asset impairments, one-time termination and other benefit costs, contract termination costs, and other associated charges, the amount and timing of which cannot be estimated at this time.

During certain recent months, our pilots have taken early retirement at greater than historical levels. If early retirements by pilots occur at greater than historical levels in the future, this could, depending on the number of pilots who retire early, the aircraft types these pilots operate and other factors, disrupt our operations, negatively impact our revenues and increase our pension funding obligations. We are discussing with ALPA potential solutions to this problem, but we cannot predict the outcome of our discussions.

Our unencumbered assets are limited, our credit ratings have been substantially lowered and our cost structure is materially higher than that of our competitors. Except for our existing commitments to finance our purchase of regional jet aircraft, we have no available lines of credit. We believe that, unless we achieve significant reductions in our cost structure, we will be unable to access the capital markets for new borrowings on acceptable terms. Continued losses of the magnitude we recorded in 2003 and during the six months ended June 30, 2004 are unsustainable, and we have significant obligations due in 2005 and thereafter, including significant debt maturities, operating lease payments, purchase obligations and required pension funding. We are intensively engaged in an effort to obtain cost reductions from our key stakeholders, such as lenders, lessors, vendors, and employees, and to implement new strategic business initiatives in order to effect a successful out-of-court restructuring, but there can be no assurance this effort will succeed. If we cannot reach agreement with ALPA about how to resolve our pilot retirement issue before the end of September 2004 or if we do not make substantial progress in the near term toward achieving a competitive cost structure that will permit us to regain sustained profitability and access the capital markets on acceptable terms, we will need to seek to restructure our costs under Chapter 11 of the U.S. Bankruptcy Code.

These matters raise substantial doubt about our ability to continue on a going concern basis. Our Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the accompanying Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Reclassifications

Our Consolidated Statements of Operations reflect the following two reclassifications in order to provide better clarity about our Mainline and Regional Affiliate operations.

•	For the years ended December 31, 2003 and 2002, passenger revenues and expenses from our contract carrier arrangements with Atlantic Coast Airlines (ACA), Chautauqua Airlines, Inc. (Chautauqua), and SkyWest Airlines, Inc. (SkyWest) are now reported in regional affiliates passenger revenues and contract carrier arrangements, respectively. Previously, we recorded the revenues from these arrangements net of related expenses in other, net revenues. Prior to 2002, such revenues and expenses were not material; and
•	For all periods presented, passenger revenues from our Mainline operations and those from our wholly owned subsidiaries ASA Holdings and Comair Holdings are now reported separately in mainline passenger revenues and regional affiliates passenger revenues, respectively. Previously, these revenues were reported together as passenger revenues. Expenses from our Mainline operations, ASA Holdings and Comair Holdings continue to be reported in the applicable expense line item.

These reclassifications did not impact our operating income (loss) or net income (loss) for each period presented.

We have also reclassified miscellaneous prior period amounts in our Consolidated Financial Statements to be consistent with our current period presentation. The effect of these reclassifications is not material.

Use of Estimates

We are required to make estimates and assumptions when preparing our Consolidated Financial Statements in accordance with GAAP. These estimates and assumptions affect the amounts reported in our financial statements and the accompanying notes. Actual results could differ materially from those estimates.

New Accounting Standards

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106” (SFAS 132R) in December 2003. SFAS 132R revises employers’ disclosures about pension plans and other postretirement benefit plans by requiring additional disclosures about assets, obligations, cash flows and net periodic benefit costs. SFAS 132R is effective for financial statements issued after December 15, 2003 and for interim periods thereafter. See Note 11 for our disclosures required under SFAS 132R.

We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) on January 1, 2003. The adoption of SFAS 143 had no impact on our Consolidated Financial Statements.

The FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149) in April 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances. The adoption of SFAS 149 had no impact on our Consolidated Financial Statements.

The FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150) in May 2003. This statement establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003; otherwise, this statement, as it applies to our financial statements, is effective July 1, 2003. The adoption of SFAS 150 had no impact on our Consolidated Financial Statements.

The FASB issued FASB Staff Position SFAS No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-1) in January 2004. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act) introduced a prescription drug benefit under Medicare and a federal subsidy to sponsors of health care benefit plans in certain circumstances. FSP 106-1 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the Medicare Act. It also requires certain disclosures regarding the Medicare Act and is effective for financial statements issued after December 7, 2003. Our 2003 Consolidated Financial Statements were not impacted by the Medicare Act because our September 30 measurement date for our postretirement plans was prior to the enactment of the Medicare Act. We are evaluating the impact of the Medicare Act on our 2004 Consolidated Financial Statements (see Note 11 for additional information).

The FASB issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities” (FIN 46) in February 2003. FIN 46 addresses how to identify variable interest entities (VIEs) and the criteria that require a company to consolidate such entities in its financial statements. FIN 46, as revised by FIN 46R, was effective on February 1, 2003 for new transactions and is effective for reporting periods ending after March 15, 2004 for transactions entered into prior to February 1, 2003. We have not entered into any new transactions subject to FIN 46 since February 1, 2003.

We completed an evaluation of our transactions entered into prior to February 1, 2003 that may be impacted by FIN 46, including (1) contract carrier arrangements; (2) aircraft operating leases; and (3) fuel consortiums. While we determined that some of these arrangements are VIEs, we neither hold a significant variable interest in, nor are the primary beneficiary of, any of these arrangements. The adoption of FIN 46 will not have a material impact on our Consolidated Financial Statements.

The Emerging Issues Task Force (EITF) reached a consensus on EITF Issue 01-08, “Determining Whether an Arrangement Contains a Lease” (EITF 01-08) in May 2003. This EITF provides guidance on how to determine whether an arrangement contains a lease that is within the scope of SFAS No. 13, “Accounting for Leases” (SFAS 13). The guidance should be applied to arrangements agreed to or modified after June 30, 2003. If our contract carrier arrangements are modified in the future, we will likely have to account for these arrangements as operating or capital leases in accordance with SFAS 13. See our accounting policy for our contract carrier arrangements in this Note.

During 2002, we adopted the following accounting standards:

•	SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) (see our goodwill and other intangible assets policy and related information in this Note and in Note 5, respectively);

•	SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) (see our long-lived assets policy in this Note);

•	SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (SFAS 145). In accordance with SFAS 145, we recorded losses of $15 million and $42 million on the extinguishment of Employee Stock Ownership Plan (ESOP) Notes in other income (expense) on our 2003 and 2002 Consolidated Statements of Operations, respectively. In addition, during 2003, we recorded a $15 million gain on the extinguishment of debt as a result of our debt exchange offer in other income (expense) on our Consolidated Statement of Operations (see Note 6 for additional information);

•	SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). The adoption of SFAS 146 will impact the timing of the recognition of liabilities related to future exit or disposal activities;

•	SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment to FASB Statement No. 123” (SFAS 148) (see our stock-based compensation policy in this Note); and

•	FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45) (see Note 9 for our disclosures required under FIN 45).

Cash and Cash Equivalents

We classify short-term, highly liquid investments with original maturities of three months or less as cash and cash equivalents. These investments are recorded at cost, which we believe approximates fair value.

Under our cash management system, we utilize controlled disbursement accounts that are funded daily. Payments issued by us, which have not been presented for payment, are recorded in accounts payable, deferred credits and other accrued liabilities on our Consolidated Balance Sheets. These amounts totaled $129 million and $154 million at December 31, 2003 and 2002, respectively.

Restricted Assets

We have restricted cash which primarily relates to cash held as collateral to support certain projected insurance obligations. Restricted cash included in current assets on our Consolidated Balance Sheets totaled $207 million and $134 million at December 31, 2003 and 2002, respectively. We also have $28 million of restricted cash recorded in other noncurrent assets on our Consolidated Balance Sheet at December 31, 2003 related to the planned sale of 11 B-737-800 aircraft in 2005. See Note 9 for additional information about this planned sale.

We have restricted investments for the redevelopment and expansion of Terminal A at Boston’s Logan International Airport (see Note 6 for additional information about this project). Our restricted investments included in other assets on our Consolidated Balance Sheets totaled $286 million and $417 million at December 31, 2003 and 2002, respectively.

Derivative Financial Instruments

We account for derivative financial instruments in accordance with SFAS 133. These derivative instruments include fuel hedge contracts, interest rate swap agreements and equity warrants and other similar rights in certain companies (see Note 4).

Fuel Hedge Contracts
Our fuel hedge contracts qualify for hedge accounting under SFAS 133. We record the fair value of our fuel hedge contracts on our Consolidated Balance Sheets and regularly adjust the balances to reflect changes in the fair values of those contracts.

Effective gains or losses related to the fair value adjustments of the fuel hedge contracts are recorded in shareowners’ (deficit) equity as a component of accumulated other comprehensive income (loss). These gains or losses are recognized in aircraft fuel expense in the period in which the related aircraft fuel purchases being hedged are consumed and when the fuel hedge contract is settled. However, to the extent that the change in fair value of a fuel hedge contract does not perfectly offset the change in the value of the aircraft fuel being hedged, the ineffective portion of the hedge is immediately recognized as a fair value adjustment of SFAS 133 derivatives in other income (expense) on our Consolidated Statements of Operations. In calculating the ineffective portion of our hedges under SFAS 133, we include all changes in the fair value attributable to the time value component and recognize the amount in other income (expense) during the life of the contract.

Interest Rate Swap Agreements
We record interest rate swap agreements that qualify as fair value hedges under SFAS 133 at their fair value on our Consolidated Balance Sheets and adjust these amounts and the related debt to reflect changes in their fair values. We record net periodic interest rate swap settlements as adjustments to interest expense in other income (expense) on our Consolidated Statements of Operations.

Equity Warrants and Other Similar Rights
We record our equity warrants and other similar rights in certain companies at fair value at the date of acquisition in investments in debt and equity securities on our Consolidated Balance Sheets. In accordance with SFAS 133, we regularly adjust our Consolidated Balance Sheets to reflect the changes in the fair values of the equity warrants and other similar rights, and recognize the related gains or losses as fair value adjustments of SFAS 133 derivatives in other income (expense) on our Consolidated Statements of Operations.

Revenue Recognition

Passenger Revenues
We record sales of passenger tickets as air traffic liability on our Consolidated Balance Sheets. Passenger revenues are recognized when we provide the transportation, reducing the related air traffic liability. We periodically evaluate the estimated air traffic liability and record any resulting adjustments in our Consolidated Statements of Operations in the period that the evaluations are completed.

We sell mileage credits in the SkyMiles® frequent flyer program to participating partners such as credit card companies, hotels and car rental agencies. A portion of the revenue from the sale of mileage credits is deferred until the credits are redeemed for travel. We amortize the deferred revenue on a straight-line basis over a 30-month period. The majority of the revenue from the sale of mileage credits, including the amortization of deferred revenue, is recorded in passenger revenue on our Consolidated Statements of Operations; the remaining portion is recorded as an offset to other selling expenses.

Cargo Revenues
Cargo revenues are recognized in our Consolidated Statements of Operations when we provide the transportation.

Other, net
We are party to codeshare agreements with certain airlines. Under these agreements, we sell seats on these airlines’ flights and they sell seats on our flights, with each airline separately marketing its respective seats. The revenue from our sale of codeshare seats flown by other airlines, and the direct costs incurred in marketing the codeshare flights, are recorded in other, net in operating revenues on our Consolidated Statements of Operations. Our revenue from other airlines’ sale of codeshare seats flown by us is recorded in passenger revenue on our Consolidated Statements of Operations.

Long-Lived Assets

We record our property and equipment at cost and depreciate or amortize these assets on a straight-line basis to their estimated residual values over their respective estimated useful lives. Residual values for flight equipment range from 5%-40% of cost. We also capitalize certain internal and external costs incurred to develop internal-use software; these assets are included in ground property and equipment, net on our Consolidated Balance Sheets. The estimated useful lives for major asset classifications are as follows:

Estimated
Asset Classification	Useful Life
Owned flight equipment	15-25 years
Flight and ground equipment under capital lease	Lease Term
Ground property and equipment	3-30 years

In accordance with SFAS 144, we record impairment losses on long-lived assets used in operations when events and circumstances indicate the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. For long-lived assets held for sale, we record impairment losses when the carrying amount is greater than the fair value less the cost to sell. We discontinue depreciation of long-lived assets once they are classified as held for sale.

To determine impairments for aircraft used in operations, we group assets at the fleet type level (the lowest level for which there are identifiable cash flows) and then estimate future cash flows based on projections of passenger yield, fuel costs, labor costs and other relevant factors in the markets in which these aircraft operate. If an impairment occurs, the amount of the impairment loss recognized is the amount by which the carrying amount of the aircraft exceeds the estimated fair value. Aircraft fair values are estimated by management using published sources, appraisals and bids received from third parties, as available.

Goodwill and Other Intangible Assets

Prior to our adoption of SFAS 142 on January 1, 2002, goodwill and other intangible assets were amortized over their estimated useful lives (not to exceed 40 years in the case of goodwill). Upon adoption of SFAS 142, we discontinued the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, in accordance with SFAS 142, we now apply a fair value-based impairment test to the net book value of goodwill and indefinite-lived intangible assets on an annual basis and, if certain events or circumstances indicate that an impairment loss may have been incurred, on an interim basis. Intangible assets that have determinable useful lives continue to be amortized on a straight-line basis over their remaining estimated useful lives. Our leasehold and operating rights have definite useful lives and we amortize these assets over their respective lease terms, which range from nine to 19 years.

SFAS 142 requires a two step process in evaluating goodwill for impairment. The first step requires the comparison of the fair value of each reporting unit to its carrying value. We have three reporting units which have assigned goodwill: Delta-Mainline, ASA and Comair. Our methodology for estimating the fair value of each reporting unit primarily considers discounted future cash flows. If the fair value of a reporting unit exceeds its carrying value, then no further testing is required. If the carrying value of a reporting unit exceeds its fair value, however, a second step is required to determine the amount of the impairment charge, if any. An impairment charge is recognized if the carrying value of a reporting unit’s goodwill exceeds its implied fair value.

We perform our impairment test for our indefinite-lived intangible assets by comparing the fair value of each indefinite-lived intangible asset unit to its carrying value. The fair value of the asset unit is estimated based on its discounted future cash flows. We recognize an impairment charge if the carrying value of the asset unit exceeds its estimated fair value.

The annual impairment test date for our goodwill and indefinite-lived intangible assets is December 31 (see Note 5).

Interest Capitalized

We capitalize interest on advance payments for the acquisition of new aircraft and on construction of ground facilities as an additional cost of the related assets. Interest is capitalized at our weighted average interest rate on long-term debt or, if applicable, the interest rate related to specific asset financings. Interest capitalization ends when the equipment or facility is ready for service or its intended use. Capitalized interest totaled $12 million, $15 million and $32 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Equity Method Investments

We use the equity method to account for our investments in companies when we have significant influence but not control over the operations of the company. Under the equity method, we initially record our investment at cost and then adjust the carrying value of the investment to recognize our proportional share of the company’s net income (loss). In addition, dividends received from the company reduce the carrying value of our investment.

In accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) 51, “Accounting for Sales of Stock by a Subsidiary” (SAB 51), we record SAB 51 gains (losses) as a component of shareowners’ (deficit) equity on our Consolidated Balance Sheets (see Note 17).

Income Taxes

We account for deferred income taxes under the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109). Under this method, we recognize deferred tax assets and liabilities based on the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. A valuation allowance is recorded to reduce deferred tax assets when determined necessary in accordance with SFAS 109. Deferred tax assets and liabilities are recorded net as current and noncurrent deferred income taxes on our Consolidated Balance Sheets (see Note 10).

Investments in Debt and Equity Securities

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115), we record our investments classified as available-for-sale securities under SFAS 115 at fair value in other noncurrent assets on our Consolidated Balance Sheets. Any changes in the fair value of these securities are recorded, net of tax, in accumulated other comprehensive income (loss), unless such changes are deemed to be other than temporary (see Note 2).

We record our investments classified as trading securities under SFAS 115 at fair value in prepaid expenses and other on our Consolidated Balance Sheets and recognize changes in the fair value of these securities in other income (expense) on our Consolidated Statements of Operations (see Note 17).

Frequent Flyer Program

We record an estimated liability for the incremental cost associated with providing free transportation under our SkyMiles frequent flyer program when a free travel award is earned. The liability is recorded in accounts payable, deferred credits and other accrued liabilities on our Consolidated Balance Sheets. We periodically record adjustments to this liability in other operating expenses on our Consolidated Statements of Operations based on awards earned, awards redeemed, changes in the SkyMiles program and changes in estimated incremental costs.

Deferred Gains on Sale and Leaseback Transactions

We amortize deferred gains on the sale and leaseback of property and equipment under operating leases over the lives of these leases. The amortization of these gains is recorded as a reduction in rent expense. Gains on the sale and leaseback of property and equipment under capital leases reduce the carrying value of the related assets.

Manufacturers’ Credits

We periodically receive credits in connection with the acquisition of aircraft and engines. These credits are deferred until the aircraft and engines are delivered, then applied on a pro rata basis as a reduction to the cost of the related equipment.

Maintenance Costs

We record maintenance costs in operating expenses as they are incurred.

Inventories

Inventories of expendable parts related to flight equipment are carried at moving average cost and charged to operations as consumed. An allowance for obsolescence for the cost of these parts is provided over the remaining useful life of the related fleet.

Advertising Costs

We expense advertising costs as other selling expenses in the year incurred. Advertising expense was $135 million, $130 million and $153 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Commissions

We record passenger commissions in prepaid expenses and other on our Consolidated Balance Sheets when the related passenger tickets are sold. Passenger commissions are recognized in operating expenses on our Consolidated Statements of Operations when the transportation is provided and the related revenue is recognized.

Foreign Currency Remeasurement

We remeasure assets and liabilities denominated in foreign currencies using exchange rates in effect on the balance sheet date. Fixed assets and the related depreciation or amortization charges are recorded at the exchange rates in effect on the date we acquired the assets. Revenues and expenses denominated in foreign currencies are remeasured using average exchange rates for each of the periods presented. We recognize the resulting foreign exchange gains (losses) as a component of miscellaneous income (expense) on our Consolidated Statements of Operations. These gains (losses) are immaterial for all periods presented.

Stock-Based Compensation

We account for our stock-based compensation plans under the intrinsic value method in accordance with Accounting Principles Bulletin (APB) Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations (see Note 12 for additional information related to our stock-based compensation plans). No stock option compensation expense is recognized in our Consolidated Statements of Operations because all stock options granted had an exercise price equal to the fair value of the underlying common stock on the grant date.

The estimated fair values of stock options granted during the years ended December 31, 2003, 2002 and 2001 were derived using the Black-Scholes model. The following table includes the assumptions used in estimating fair values and the resulting weighted average fair value of a stock option granted in the periods presented:

	Stock Options Granted
Assumption	2003	2002	2001
Risk-free interest rate	2.2%	4.4%	5.8%
Average expected life of stock options (in years)	2.9	6.7	7.5
Expected volatility of common stock	66.4%	38.9%	26.9%
Expected annual dividends on common stock	$—	$0.10	$0.10
Weighted average fair value of a stock option granted	$5	$9	$20

The following table shows what our net loss and loss per share would have been for the years ended December 31, 2003, 2002 and 2001 had we accounted for our stock-based compensation plans under the fair value method of SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by SFAS 148, using the assumptions in the table above:

(in millions, except per share data)	2003	2002	2001
Net loss:
As reported	$(773)	$(1,272)	$(1,216)
Deduct: total stock option compensation expense determined under the fair value based method, net of tax	(33)	(47)	(30)

As adjusted for the fair value method under SFAS 123	$(806)	$(1,319)	$(1,246)

Basic and diluted loss per share:
As reported	$(6.40)	$(10.44)	$(9.99)
As adjusted for the fair value method under SFAS 123	$(6.66)	$(10.82)	$(10.23)

Fair Value of Financial Instruments

We record our cash equivalents and short-term investments at cost, which we believe approximates their fair values. The estimated fair values of other financial instruments, including debt and derivative instruments, have been determined using available market information and valuation methodologies, primarily discounted cash flow analyses and the Black-Scholes model.

Note 2. Marketable and Other Equity Securities
priceline.com Incorporated (priceline)

We are party to an agreement with priceline under which we (1) provide ticket inventory that may be sold through priceline’s Internet-based e-commerce system and (2) received certain equity interests in priceline. We are required to provide priceline access to unpublished fares.

2001
At January 1, 2001, our equity interests in priceline included (1) a warrant, as amended, which is exercisable until November 17, 2004, to purchase up to 4.7 million shares of priceline common stock for $4.72 per share (1999 Warrant) and (2) six million shares of priceline Series A

Convertible Preferred Stock (Series A Preferred Stock). We recognized $61 million in income ratably from November 1999 through November 2002 related to the original 1999 Warrant.

On February 6, 2001, we and priceline agreed to restructure our investment in priceline. We exchanged our six million shares of Series A Preferred Stock for (1) 80,000 shares of priceline Series B Redeemable Preferred Stock (Series B Preferred Stock) and (2) a warrant to purchase up to 26.9 million shares of priceline common stock for $2.97 per share (2001 Warrant).

The Series B Preferred Stock (1) bears an annual per share dividend of approximately 36 shares of priceline common stock; (2) has a liquidation preference of $1,000 per share plus any dividends accrued or accumulated but not yet paid (Liquidation Preference); (3) is subject to mandatory redemption on February 6, 2007, at a price per share equal to the Liquidation Preference; and (4) is subject to redemption in whole, at the option of us or priceline, if priceline completes any of certain business combination transactions (Optional Redemption).

We may exercise the 2001 Warrant, in whole or in part, at any time prior to the close of business on February 6, 2007, unless all of the shares of Series B Preferred Stock owned by us are redeemed in an Optional Redemption, in which case we may not exercise the 2001 Warrant after the date of the Optional Redemption. The exercise price may be paid by us only by the surrender of shares of Series B Preferred Stock, valued at $1,000 per share.

The 2001 Warrant also provides that it will automatically be deemed exercised if the closing sales price of priceline common stock exceeds $8.91 for 20 consecutive trading days. In that event, our rights in the shares of Series B Preferred Stock necessary to pay the exercise price of the 2001 Warrant would automatically be converted into the right to receive shares of priceline common stock pursuant to the 2001 Warrant.

Based on an independent third-party appraisal, at February 6, 2001, the fair value of (1) the Series B Preferred Stock was estimated to be $80 million and (2) the 2001 Warrant was estimated to be $46 million. The total fair value of these securities equaled the carrying amount of the Series A Preferred Stock, including its conversion feature and accumulated dividends on the date the Series A Preferred Stock was exchanged for the Series B Preferred Stock and the 2001 Warrant. Accordingly, we did not recognize a gain or loss on this transaction.

During 2001, we (1) exercised the 2001 Warrant in part to purchase 18.4 million shares of priceline common stock, paying the exercise price by surrendering to priceline 54,656 shares of Series B Preferred Stock; (2) sold 18.7 million shares of priceline common stock; and (3) received 986,491 shares of priceline common stock as a dividend on the Series B Preferred Stock. In our 2001 Consolidated Statement of Operations, we recognized (1) other income of $9 million, pretax, from the dividend and (2) a pretax gain of $4 million from the exercise of the 2001 Warrant and the sale of priceline common stock.

2002
During 2002, we (1) exercised the 2001 Warrant in part to purchase 4.0 million shares of priceline common stock, paying the exercise price by surrendering to priceline 11,875 shares of

Series B Preferred Stock; (2) sold 3.9 million shares of priceline common stock; and (3) received 695,749 shares of priceline common stock as dividends on the Series B Preferred Stock. In our 2002 Consolidated Statement of Operations, we recognized (1) a pretax loss of $3 million from the exercise of the 2001 Warrant and the sale of priceline common stock and (2) other income of $2 million, pretax, from the dividends.

2003
On June 16, 2003, priceline effected a 1-for-6 reverse common stock split. As a result of the stock split:

•	The 1999 Warrant, as amended, was adjusted to (1) reduce from 4.7 million to approximately 779,000 the maximum number of shares we may purchase by exercising that warrant and (2) increase from $4.72 to $28.31 the per share purchase price of those shares.

•	The 2001 Warrant was adjusted to (1) reduce from 4.5 million to approximately 756,000 the maximum number of remaining shares we may purchase by exercising that warrant; (2) increase from $2.97 to $17.81 the per share purchase price of those shares; and (3) increase from $8.91 to $53.46 the closing sales price which priceline common stock must exceed for 20 consecutive days for the 2001 Warrant to automatically be deemed exercised.

•	The Series B Preferred Stock was adjusted to reduce its annual per share dividend from approximately 36 shares to six shares of priceline common stock.

The reverse stock split did not impact the carrying value of our equity interests in priceline.

During 2003, as adjusted for priceline’s 1-for-6 reverse common stock split, we (1) sold 423,640 shares of priceline common stock and (2) received 80,480 shares of priceline common stock. In our 2003 Consolidated Statements of Operations, we recognized (1) a pretax gain of $5 million from the sale of priceline common stock; (2) other income of $1 million, pretax, from the dividends; and (3) an $8 million writedown related to our priceline common stock due to an other than temporary decline in the fair value of that stock.

The following table represents our equity interests in priceline and their respective carrying values at December 31, 2003 and 2002, as adjusted for the 1-for-6 reverse common stock split discussed above:

	Number of Shares(2)		Carrying Values
(in millions)(1)	2003	2002	2003	2002
Series B Preferred Stock	13,469	13,469	$13	$13
2001 Warrant	0.8	0.8	7	3
1999 Warrant	0.8	0.8	3	—
priceline common stock	—	0.3	—	3

(1)	Except shares of Series B Preferred Stock.

(2)	We have certain registration rights relating to shares of priceline common stock we acquire from the exercise of the 1999 Warrant or the 2001 Warrant, or receive as dividends on the Series B Preferred Stock.

The Series B Preferred Stock and priceline common stock are classified as available-for-sale securities under SFAS 115 and are recorded in other noncurrent assets on our Consolidated Balance Sheets. We did not own any shares of priceline common stock at December 31, 2003. The Series B Preferred Stock is recorded at face value, which we believe approximates fair value. The 1999 and 2001 Warrants are recorded at fair value in other noncurrent assets on our Consolidated Balance Sheets and any changes in fair value are recorded in other income (expense) on our Consolidated Statements of Operations in accordance with SFAS 133. See Note 1 for information about our accounting policy for investments in debt and equity securities.

Republic Airways Holdings, Inc. (Republic)

On June 7, 2002, we entered into a contract carrier agreement with Chautauqua Airlines, Inc. (Chautauqua), a regional air carrier that is a subsidiary of Republic (see Note 9). In conjunction with this agreement, we received from Republic (1) a warrant to purchase up to 1.5 million shares of Republic common stock for $12.50 per share (2002 Warrant); (2) a warrant to purchase up to 1.5 million shares of Republic common stock at a price per share equal to 95% of the public offering price per share in Republic’s initial public offering (IPO) of common stock (IPO Warrant); (3) the right to purchase up to 5% of the shares of common stock that Republic offers for sale in its IPO at a price per share equal to the IPO price; and (4) the right to receive a warrant to purchase up to an additional 60,000 shares of Republic common stock for each additional aircraft Chautauqua operates for us above the 22 aircraft under the original contract carrier agreement.

The 2002 Warrant is exercisable in whole or in part at any time until June 7, 2012. The fair value of the 2002 Warrant on the date received was $11 million, and is being recognized on a straight-line basis over a five-year period in our Consolidated Statement of Operations.

The IPO Warrant is exercisable in whole or in part at any time (1) beginning on the closing date of Republic’s IPO of common stock and (2) subject to earlier cancellation if the contract carrier agreement is terminated in certain circumstances, ending on the tenth anniversary of that closing date. We will record the fair value of the IPO Warrant on the closing date of Republic’s IPO of common stock.

In February and October 2003, we amended our contract carrier agreement with Chautauqua to increase from 22 to 34, and then from 34 to 39, respectively, the number of aircraft Chautauqua will operate for us by the end of 2004 under that agreement. As a result of these amendments, we received two new warrants, as follows (2003 Warrants):

•	A warrant to purchase up to 720,000 shares of Republic common stock for (1) $12.50 per share, if the warrant is exercised prior to the completion of Republic’s IPO of common stock or (2) the price per share at which Republic common stock is sold in the IPO, if the warrant is exercised in connection with or after the IPO; and

•	A warrant to purchase up to 300,000 shares of Republic common stock for (1) $18.00 per share, if the warrant is exercised prior to the completion of Republic’s IPO or (2) 95% of the price per share at which Republic common stock is sold in the IPO, if the warrant is exercised in connection with or after the IPO.

The 2003 Warrants are exercisable in whole or in part at any time until ten years from their date of issue. The fair values of the 2003 Warrants on the dates received were not material.

The carrying value of the 2002 and 2003 Warrants was $18 million at December 31, 2003. The carrying value of the 2002 Warrant was $10 million at December 31, 2002. The 2002 and 2003 Warrants are accounted for in the same manner as the priceline warrants described above and are included in other noncurrent assets on our Consolidated Balance Sheets. The 2002 Warrant, the IPO Warrant, the 2003 Warrants and the shares of Republic common stock underlying these securities are not registered under the Securities Act of 1933; however, we have certain demand and piggyback registration rights relating to the underlying shares of Republic common stock.

Other

During 2001, we sold our equity interests in SkyWest, Inc., the parent company of SkyWest Airlines, Inc. (SkyWest), and Equant, N.V., an international data services company. We recognized pretax gains of $111 million and $11 million, respectively, on these transactions. These gains are recorded in our 2001 Consolidated Statement of Operations in gain (loss) from sale of investments, net.

Note 3. Risk Management
Aircraft Fuel Price Risk

Our results of operations can be significantly impacted by changes in the price of aircraft fuel. To manage this risk, we periodically purchase options and other similar derivative instruments and enter into forward contracts for the purchase of fuel. These contracts may have maturities of up to 36 months. We may hedge up to 80% of our expected fuel requirements on a 12-month rolling basis. See Note 4 for additional information about our fuel hedge contracts. We do not enter into fuel hedge contracts for speculative purposes.

Interest Rate Risk

Our exposure to market risk due to changes in interest rates primarily relates to our long-term debt obligations, cash portfolio, and pension, postemployment and postretirement benefits. Market risk associated with our long-term debt relates to the potential change in fair value resulting from a change in interest rates as well as the potential increase in interest we would pay on variable rate debt. At December 31, 2003 and 2002, approximately 34% and 26%, respectively, of our total debt was variable rate debt. Market risk associated with our cash portfolio relates to the potential change in our earnings resulting from a decrease in interest rates. Pension, postemployment and postretirement benefits risk relates to the potential changes in our benefit obligations, funding and expenses from a change in interest rates (see Note 11).

From time to time, we may enter into interest rate swap agreements, provided that the notional amount of these transactions does not exceed 50% of our long-term debt. See Note 4 for additional information about our interest rate swap agreements. We do not enter into interest rate swap agreements for speculative purposes.

Foreign Currency Exchange Risk

We are subject to foreign currency exchange risk because we have revenues and expenses denominated in foreign currencies, primarily the euro, the British pound and the Canadian dollar. To manage exchange rate risk, we attempt to execute both our international revenue and expense transactions in the same foreign currency, to the extent practicable. From time to time, we may also enter into foreign currency options and forward contracts with maturities of up to 12 months. We did not have any foreign currency hedge contracts at December 31, 2003 or 2002. We do not enter into foreign currency hedge contracts for speculative purposes.

Credit Risk

To manage credit risk associated with our aircraft fuel price, interest rate and foreign currency exchange risk management programs, we select counterparties based on their credit ratings and limit our exposure to any one counterparty under defined guidelines. We also monitor the market position of these programs and our relative market position with each counterparty. The credit exposure related to these programs was not significant at December 31, 2003 and 2002.

Our accounts receivable are generated largely from the sale of passenger airline tickets and cargo transportation services. The majority of these sales are processed through major credit card companies, resulting in accounts receivable which are generally short-term in duration. We also have receivables from the sale of mileage credits to partners, such as credit card companies, hotels and car rental agencies, that participate in our SkyMiles program. We believe that the credit risk associated with these receivables is minimal and that the allowance for uncollectible accounts that we have provided is appropriate.

Self-Insurance Risk

We self-insure a portion of our losses from claims related to workers’ compensation, environmental issues, property damage, medical insurance for employees and general liability. Losses are accrued based on an estimate of the ultimate aggregate liability for claims incurred, using independent actuarial reviews based on standard industry practices and our actual experience. A portion of our projected workers’ compensation liability is secured with restricted cash collateral (see Note 1).

Note 4. Derivative Instruments

On July 1, 2000, we adopted SFAS 133, as amended, which requires us to record all derivative instruments on our Consolidated Balance Sheets at fair value and to recognize certain changes in these fair values in our Consolidated Statements of Operations. SFAS 133 impacts the accounting for our fuel hedging program, our interest rate hedging program and our holdings of equity warrants and other similar rights in certain companies.

The impact of SFAS 133 on our Consolidated Statements of Operations is summarized as follows:

	Income (Expense)
	For the Years Ended
		December 31,
(in millions)	2003	2002	2001
Change in time value of fuel hedge contracts	(75)	(23)	(1)
Ineffective portion of fuel hedge contracts	58	13	(3)
Fair value adjustment of equity rights	8	(29)	72

Fair value adjustments of SFAS 133 derivatives, pretax	(9)	(39)	68

Total, net of tax	$(6)	$(25)	$41

Fuel Hedging Program

Because there is not a readily available market for derivatives in aircraft fuel, we use heating and crude oil derivative contracts to manage our exposure to changes in aircraft fuel prices. Changes in the fair value of these contracts (fuel hedge contracts) are highly effective at offsetting changes in aircraft fuel prices.

At December 31, 2003, our fuel hedge contracts had a fair value of $97 million, which was recorded in prepaid expenses and other, with unrealized effective gains of $34 million, net of tax, recorded in accumulated other comprehensive loss on our Consolidated Balance Sheet. At December 31, 2002, our fuel hedge contracts had a fair value of $73 million, $68 million of which was recorded in prepaid expenses and other and $5 million of which was recorded in noncurrent assets, with unrealized effective gains of $29 million, net of tax, recorded in accumulated other comprehensive loss on our Consolidated Balance Sheet. See Note 1 for information about our accounting policy for fuel hedge contracts. See Note 22 for information regarding the early settlement of our fuel hedge contracts.

Interest Rate Hedging Program

To manage our interest rate exposure, in July 2002, we entered into two interest rate swap agreements relating to our (1) $300 million principal amount of unsecured Series C Medium-Term Notes due March 15, 2004, which pay interest at a fixed rate of 6.65% per year and (2) $500 million principal amount of unsecured Notes due December 15, 2005, which pay interest at a fixed rate of 7.70% per year. Under the first interest rate swap agreement, we paid the London Interbank Offered Rate (LIBOR) plus a margin per year in exchange for the right to receive 6.65% per year on a notional amount of $300 million until March 15, 2004. Under the second agreement, we paid LIBOR plus a margin per year in exchange for the right to receive 7.70% per year on a notional amount of $500 million until December 15, 2005.

On May 9, 2003, we settled these interest rate swap agreements prior to their expiration. As a result, we received $27 million, including $7 million previously recognized as adjustments to interest expense under the terms of the swap agreements. These swaps were accounted for as fair value hedges of debt in accordance with SFAS 133. At the date of settlement, the fair value adjustments to the previously underlying debt related to the interest rate swaps totaled $20 million. These adjustments are being recognized in accordance with SFAS 133 as an adjustment to interest expense over the remaining term of the previously underlying debt. A portion of these fair value adjustments were recognized as a part of the gain on extinguishment of a portion of the previously hedged debt (see Note 6).

At December 31, 2002, our interest rate swap agreements had a fair value of $21 million, which was recorded in other noncurrent assets on our Consolidated Balance Sheet. In accordance with fair value hedge accounting, the carrying value of our long-term debt at December 31, 2003 and 2002 included $8 million and $21 million, respectively, of fair value adjustments. See Note 1 for information about our accounting policy for interest rate swap agreements.

Equity Warrants and Other Similar Rights

We own equity warrants and other similar rights in certain companies, primarily priceline and Republic. The total fair value of these rights was $30 million and $14 million at December 31, 2003 and 2002, respectively. See Notes 1 and 2 for information about our accounting policy for and ownership of these rights, respectively.

Note 5. Goodwill and Intangible Assets

On January 1, 2002, we adopted SFAS 142, which requires that we discontinue the amortization of goodwill and other intangible assets with indefinite useful lives. Accordingly, we now apply a fair value-based impairment test to the net book value of goodwill and indefinite-lived intangible assets. See Note 1 for information about our accounting policy for the impairment tests of goodwill and other intangible assets.

The adoption of SFAS 142 decreased our operating expenses on our Consolidated Statements of Operations by approximately $60 million, net of tax, for each of the years ended December 31, 2003 and 2002, due to the discontinuance of amortization of goodwill and indefinite-lived intangible assets. During the June 2002 quarter, we completed our transitional goodwill impairment test, which indicated no impairment at the date of adoption of SFAS 142.

The following table reconciles our reported net loss and loss per share to adjusted net loss and loss per share as if the non-amortization provisions of SFAS 142 had been applied to the year ended December 31, 2001:

	For the Years Ended
	December 31,

(in millions, except per share data)	2003	2002	2001

Net loss	$(773)	$(1,272)	$(1,216)
Add back: goodwill and international route amortization, net of tax	—	—	60

Adjusted net loss	$(773)	$(1,272)	$(1,156)

Basic and diluted earnings per share:
Net loss	$(6.40)	$(10.44)	$(9.99)
Add back: goodwill and international route amortization, net of tax	—	—	0.49

Adjusted net loss	$(6.40)	$(10.44)	$(9.50)

During the March 2002 quarter, we completed the required initial test of potential impairment of indefinite-lived intangible assets, other than goodwill; that test indicated no impairment at the date of adoption of SFAS 142. The following table presents information about our intangible assets, other than goodwill, at December 31, 2003 and 2002:

	2003		2002

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(in millions)	Amount	Amortization	Amount	Amortization

Definite-lived intangible assets:
Leasehold and operating rights	$125	$(92)	$125	$(86)
Other	3	(2)	3	(1)

Total	$128	$(94)	$128	$(87)

	Net Carrying	Net Carrying
(in millions)	Amount	Amount

Indefinite-lived intangible assets:
International routes	$60	$60
Other	1	1

Total	$61	$61

At December 31, 2003, we performed the required annual impairment test of our goodwill and indefinite-lived intangible assets; that test indicated no impairment.

Note 6. Debt

The following table summarizes our debt at December 31, 2003 and 2002:

(dollars in millions)	2003	2002

Secured (1)
Series 2000-1 Enhanced Equipment Trust Certificates
7.38% Class A-1 due in installments from 2004 to May 18, 2010	$241	$274
7.57% Class A-2 due November 18, 2010	738	738
7.92% Class B due November 18, 2010	182	182
7.78% Class C due November 18, 2005	239	239
9.11% Class D due November 18, 2005	176	176

	1,576	1,609

Series 2001-1 Enhanced Equipment Trust Certificates
6.62% Class A-1 due in installments from 2004 to March 18, 2011	225	262
7.11% Class A-2 due September 18, 2011	571	571
7.71% Class B due September 18, 2011	207	207
7.30% Class C due September 18, 2006	170	170
6.95% Class D due September 18, 2006	150	150

	1,323	1,360

Series 2001-2 Enhanced Equipment Trust Certificates
2.92% Class A due in installments from 2004 to December 18, 2011 (2)	396	423
4.12% Class B due in installments from 2004 to December 18, 2011 (2)	227	254
5.47% Class C due in installments from 2005 to December 18, 2011 (2)	80	80

	703	757

Series 2002-1 Enhanced Equipment Trust Certificates
6.72% Class G-1 due in installments from 2004 to January 2, 2023	554	587
6.42% Class G-2 due July 2, 2012	370	370
7.78% Class C due in installments from 2004 to January 2, 2012	156	169

	1,080	1,126

Series 2003-1 Enhanced Equipment Trust Certificates
1.97% Class G due in installments from 2004 to January 25, 2008 (2)	374	—

	374	—

General Electric Capital Corporation (GECC)(3)
5.65% Notes due in installments from 2004 to April 15, 2010 (2)(4)	127	—
5.65% Notes due in installments from 2004 to April 15, 2010 (2)(5)	114	—
5.65% Notes due in installments from 2004 to April 15, 2010 (2)(6)	91	—

	332	—

1.11% to 15.46% Other secured financings due in installments from 2004 to May 9, 2021(2) (7)	2,534	1,555

Total secured debt	7,922	6,407

(dollars in millions)	2003	2002

Unsecured
Massachusetts Port Authority Special Facilities Revenue Bonds
5.0-5.5% Series 2001A due in installments from 2012 to 2027	338	338
1.2% Series 2001B due in installments from 2027 to January 1, 2031 (2)	80	80
1.2% Series 2001C due in installments from 2027 to January 1, 2031 (2)	80	80
8.10% Series C Guaranteed Serial ESOP Notes, due in installments from 2003 to 2009	18	92
6.65% Series C Medium-Term Notes, due March 15, 2004	236	300
7.7% Notes due December 15, 2005	302	500
7.9% Notes due December 15, 2009	499	499
9.75% Debentures due May 15, 2021	106	106
Development Authority of Clayton County, loan agreement,
1.1% Series 2000A due June 1, 2029 (2)	65	65
1.2% Series 2000B due May 1, 2035 (2)	110	116
1.3% Series 2000C due May 1, 2035 (2)	120	120
8.3% Notes due December 15, 2029	925	925
8.125% Notes due July 1, 2039 (8)	538	538
10.0% Senior Notes due August 15, 2008	248	—
8.0% Convertible Senior Notes due June 3, 2023	350	—
3.01% to 10.375% Other unsecured debt due in installments from 2004 to 2033	587	607
Less: unamortized discounts, net	(62)	(33)

Total unsecured debt	4,540	4,333

Total debt	12,462	10,740

Less: current maturities	1,002	666

Total long-term debt	$11,460	$10,074

(1)	Our secured debt is collateralized by first mortgage liens on a total of 320 aircraft (71 B-737-800, 41 B-757-200, two B-767-300, 38 B-767-300ER, 21 B-767-400, eight B-777-200, and 139 CRJ-100/200/700) delivered new to us from March 1992 through December 2003. In addition, certain debt is secured by 96 spare mainline aircraft engines (Engine Collateral), which constitute substantially all the spare mainline aircraft engines currently owned by us, and by a substantial portion of the mainline aircraft spare parts owned by us (Spare Parts Collateral). These aircraft, engines and spare parts had an aggregate net book value of approximately $10.6 billion at December 31, 2003.

(2)	Our variable interest rate long-term debt is shown using interest rates which represent LIBOR or Commercial Paper plus a specified margin, as provided for in the related agreements. The rates shown were in effect at December 31, 2003.

(3)	In connection with these financings, GECC issued irrevocable, direct-pay letters of credit, which totaled $404 million at December 31, 2003, to back our obligations with respect to $397 million principal amount of tax exempt municipal bonds. We are required to reimburse GECC for drawings under the letters of credit. Our reimbursement obligation is secured by nine B-767-400 and three B-777-200 aircraft (LOC Aircraft Collateral) and the Engine Collateral. See “Letter of Credit Enhanced Municipal Bonds” in this Note for additional information on this subject. In addition to our obligations described in Notes 3-6 of this table, the Engine Collateral also secures, on a subordinated basis, certain of our other existing debt and aircraft lease obligations to General Electric Company and its affiliates up to a maximum amount of $230 million. The outstanding amount of these obligations is substantially in excess of $230 million.

(4)	This debt is secured by the Engine Collateral and the LOC Aircraft Collateral. It is not repayable at our election prior to maturity.

(5)	This debt is secured by five B-767-400 aircraft (Other Aircraft Collateral), the Engine Collateral and the Spare Parts Collateral. It is repayable at our election at any time, subject to certain prepayment fees if repayment occurs before April 2005.

(6)	This debt is secured by the Other Aircraft Collateral, the Engine Collateral and the Spare Parts Collateral. It is repayable at our election at any time, subject to certain prepayment fees if repayment occurs before April 2005.

(7)	The 15.46% interest rate applies to $86 million of debt due in installments through June 2011. The maximum interest rate on the remaining secured debt is 6.23%; the majority of this debt is related to aircraft financings for Comair and ASA.

(8)	The 8.125% Notes due 2039 are redeemable by us, in whole or in part, at par on or after July 1, 2004.

The fair value of our total secured and unsecured debt was $11.9 billion and $9.5 billion at December 31, 2003 and 2002, respectively.

Future Maturities

The following table summarizes the scheduled maturities of our debt, including current maturities, at December 31, 2003, as adjusted for certain refinancings of regional jet aircraft subsequent to December 31, 2003 (see Note 22):

Years Ending December 31,	Principal
(in millions)	Amount

2004	$1,002
2005	1,164
2006	781
2007	463
2008	1,272
After 2008	7,780

Total	$12,462

We have available to us long-term, secured financing commitments from a third party that we may elect to use for a substantial portion of the regional jet aircraft delivered to ASA and Comair through 2004. Borrowings under these commitments would bear interest at a rate determined by reference to ten-year U.S. Treasury Notes plus a margin, and would have various repayment dates. Our election to use these commitments would result in the refinancing of approximately $300 million of our 2004 maturities included in the table above. Other than these commitments, we do not have any undrawn lines of credit.

Boston Airport Terminal Project

During 2001, we entered into lease and financing agreements with the Massachusetts Port Authority (Massport) for the redevelopment and expansion of Terminal A at Boston’s Logan International Airport. The completion of this project will enable us to consolidate all of our domestic operations at that airport into one location. Construction began in the June 2002 quarter and is expected to be completed during 2005. Project costs will be funded with $498 million in proceeds from Special Facilities Revenue Bonds issued by Massport on August 16, 2001. We agreed to pay the debt service on the bonds under a long-term lease agreement with Massport and issued a guarantee to the bond trustee covering the payment of the debt service on the bonds. For additional information about these bonds, see the debt table above. Because we have issued a guarantee of the debt service on the bonds, we have included the bonds, as well as the related bond proceeds, on our Consolidated Balance Sheets. The bonds are reflected in noncurrent liabilities and the related remaining proceeds, which are held in trust, are reflected as restricted investments in other assets on our Consolidated Balance Sheets.

Letter Of Credit Enhanced Municipal Bonds

At December 31, 2003, there were outstanding $397 million aggregate principal amount of tax-exempt municipal bonds (Bonds) enhanced by letters of credit, including:

•	$295 million principal amount of bonds issued by the Development Authority of Clayton County (Clayton Authority) to refinance the construction cost of certain facilities leased to us at Hartsfield-Jackson Atlanta International Airport. We pay debt service on these bonds pursuant to loan agreements between us and the Clayton Authority; and

•	$102 million principal amount of bonds issued by other municipalities to refinance the construction cost of certain facilities leased to us at Cincinnati/Northern Kentucky International Airport, Salt Lake City International Airport and Tampa International Airport. We pay debt service on these bonds pursuant to long-term lease agreements (see Note 7).

The Bonds (1) have scheduled maturities between 2029 and 2035; (2) currently bear interest at a variable rate that is determined weekly; and (3) may be tendered for purchase by their holders on seven days’ notice. Tendered Bonds are remarketed at prevailing interest rates.

Principal and interest on the Bonds are currently paid through drawings on irrevocable, direct-pay letters of credit totaling $404 million issued by GECC. In addition, the purchase price of tendered Bonds that cannot be remarketed are paid by drawings on these letters of credit. The GECC letters of credit, which replaced similar letters of credit issued by a third party, expire on May 20, 2008.

Pursuant to an agreement between us and GECC (Reimbursement Agreement), we are required to reimburse GECC for drawings on the letters of credit. Our reimbursement obligation to GECC is secured by nine B-767-400 and three B-777-200 aircraft (LOC Aircraft Collateral) and 96 spare mainline engines owned by us. This collateral also secures other obligations we have to GECC, as discussed in the table above.

If a drawing under a letter of credit is made to pay the purchase price of Bonds tendered for purchase and not remarketed, our resulting reimbursement obligation to GECC will bear interest at a base rate or three-month LIBOR plus a margin. The principal amount of the reimbursement obligation will be repaid quarterly through May 20, 2008.

GECC has the right to cause a mandatory tender for purchase of all Bonds and terminate the letters of credit if an event of default occurs or if a minimum collateral value test (Collateral Value Test) is not satisfied on May 19, 2006. We will not satisfy the Collateral Value Test if (1) the appraised market value of the LOC Aircraft Collateral on March 20, 2006 is less than two times the aggregate amount of the outstanding letters of credit plus any other amounts payable by us under the Reimbursement Agreement (Aggregate Obligations) and (2) within 60 days thereafter, we have not either provided additional collateral to GECC in the form of cash or aircraft or caused a reduction in the Aggregate Obligations such that the Collateral Value Test is satisfied.

Unless the GECC letters of credit are extended in a timely manner, we will be required to purchase the Bonds on May 15, 2008, five days prior to the expiration of the letters of credit. In this circumstance, we could seek, but there is no assurance that we would be able, to (1) sell the Bonds without credit enhancement at then-prevailing fixed interest rates or (2) replace the expiring letters of credit with new letters of credit from an alternate credit provider and remarket the Bonds.

We may terminate the GECC letters of credit, and repay any outstanding obligations under the Reimbursement Agreement, at our election prior to maturity, subject to certain prepayment fees if such action occurs before May 20, 2005.

Convertible Senior Notes (8.00% Notes)

In June 2003, we issued $350 million principal amount of 8.00% Notes due 2023. Holders may convert their 8.00% Notes into shares of our common stock at a conversion rate of 35.7143 shares of common stock per $1,000 principal amount of 8.00% Notes, subject to adjustment in certain circumstances, which is equivalent to a conversion price of approximately $28.00 per share of common stock, if:

•	during any calendar quarter after June 30, 2003, the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price per share of our common stock;

•	the trading price of the 8.00% Notes falls below a specified threshold;

•	we call the 8.00% Notes for redemption; or

•	specified corporate transactions occur.

We may redeem all or some of the 8.00% Notes for cash at any time after June 5, 2008, at a redemption price equal to the principal amount of the 8.00% Notes to be redeemed plus any accrued and unpaid interest.

Holders may require us to repurchase their 8.00% Notes for cash on June 3, 2008, 2013 and 2018, or in other specified circumstances involving the exchange, conversion or acquisition of all or substantially all of our common stock, at a purchase price equal to the principal amount of the 8.00% Notes to be purchased plus any accrued and unpaid interest. At December 31, 2003, 12,500,005 shares of common stock were reserved for issuance for the conversion of the 8.00% Notes.

ESOP Notes

We guarantee the ESOP Notes issued by the Delta Family-Care Savings Plan. During 2002, we terminated the letter of credit used to make required payments of principal, interest and make-whole premium on the ESOP Notes. As a result of this action, each holder of ESOP Notes had two opportunities to require us to purchase their ESOP Notes. During 2002, we purchased ESOP Notes for $215 million, covering $169 million principal amount of ESOP Notes, $4 million of accrued interest and $42 million of make-whole premium. During 2003, we purchased additional ESOP Notes for $91 million, covering $72 million principal amount of ESOP Notes, $4 million of accrued interest and $15 million of make-whole premium. As of December 31, 2003, $18 million principal amount of ESOP Notes was held by third parties.

We recognized losses of $15 million and $42 million for the years ended December 31, 2003 and 2002, respectively, for the make-whole premiums related to these extinguishments of debt. These losses were recorded in other income (expense) on our Consolidated Statements of Operations.

Debt Exchange Offer

In September 2003, we completed a debt exchange offer relating to $300 million principal amount of our 6.65% Series C Medium-Term Notes due 2004 (2004 Notes), and $500 million principal amount of our 7.70% Senior Notes due 2005 (2005 Notes). Under the exchange offer, qualified institutional buyers could elect to exchange (1) for each $1,000 principal amount of 2004 Notes tendered, $650 cash and $409.50 principal amount of new 10% Senior Notes due August 15, 2008 (2008 Notes), and (2) for each $1,000 principal amount of 2005 Notes tendered, $1,120 principal amount of new 2008 Notes.

Eligible holders elected to exchange $64 million principal amount of the 2004 Notes and $198 million principal amount of the 2005 Notes. We paid a total of $47 million in cash (including $5 million in accrued interest) and issued an aggregate of $248 million principal amount of 2008 Notes.

The exchange offer qualified as a debt extinguishment and, accordingly, we recorded the issuance of the 2008 Notes at a fair value of $211 million, which reflects a $37 million original issue discount. This discount will be amortized to interest expense through August 15, 2008. Of the $47 million payment, we recorded $42 million as a payment on long-term debt and capital lease obligations and $5 million as a change in certain assets and liabilities, net on our 2003 Consolidated Statement of Cash Flows. As a result of this transaction, we also recorded a $15 million gain ($9 million net of tax) on extinguishment of debt in other income (expense) on our 2003 Consolidated Statement of Operations.

Other Financing Arrangements

On January 31, 2002, we entered into a facility to finance, on a secured basis at the time of acquisition, certain future deliveries of regional jet aircraft. At December 31, 2003, the total borrowings outstanding under this facility, as amended, were $449 million. Borrowings under this facility (1) are due between 366 days and 18 months after the date of borrowing (subject to earlier repayment if certain longer-term financing is obtained for these aircraft) and (2) bear interest at LIBOR plus a margin.

Covenants

Our credit facilities do not contain any negative financial covenants. As discussed above, our Reimbursement Agreement with GECC includes the Collateral Value Test.

As is customary in the airline industry, our aircraft lease and financing agreements require that we maintain certain levels of insurance coverage, including war-risk insurance. We were in compliance with these requirements at December 31, 2003 and 2002. See Note 19 for additional information on war-risk insurance currently provided by the U.S. government under the Air Transportation Safety and System Stabilization Act.

Note 7. Lease Obligations

We lease aircraft, airport terminal and maintenance facilities, ticket offices and other property and equipment from third parties. Rental expense for operating leases, which is recorded on a straight-line basis over the life of the lease, totaled $1.3 billion for each year ended December 31, 2003, 2002 and 2001. Amounts due under capital leases are recorded as liabilities on our Consolidated Balance Sheets. Our interest in assets acquired under capital leases is recorded as property and equipment on our Consolidated Balance Sheets. Amortization of assets recorded under capital leases is included in depreciation and amortization expense on our Consolidated Statements of Operations. Our leases do not include residual value guarantees.

The following table summarizes, as of December 31, 2003, our minimum rental commitments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year:

Years Ending December 31,	Capital	Operating
(in millions)	Leases	Leases

2004	$29	$1,271
2005	22	1,237
2006	18	1,173
2007	15	1,112
2008	13	1,147
After 2008	32	5,914

Total minimum lease payments	129	$11,854

Less: lease payments that represent interest	32

Present value of future minimum capital lease payments	97
Less: current obligations under capital leases	19

Long-term capital lease obligations	$78

We expect to receive approximately $130 million under noncancelable sublease agreements. This expected sublease income is not reflected as a reduction in the total minimum rental commitments under operating leases in the table above.

At December 31, 2003, we operated 309 aircraft under operating leases and 39 aircraft under capital leases. These leases have remaining terms ranging from three months to 14 years.

Certain municipalities have issued special facilities revenue bonds to build or improve airport and maintenance facilities leased to us. The facility lease agreements require us to make rental payments sufficient to pay principal and interest on the bonds. The above table includes $1.7 billion of operating lease rental commitments for such payments.

Note 8. Sale of Receivables

We were party to an agreement, as amended, under which we sold a defined pool of our accounts receivable, on a revolving basis, through a special-purpose, wholly owned subsidiary, which then sold an undivided interest in the receivables to a third party. In accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS 140), the subsidiary was not consolidated in our Consolidated Financial Statements. At December 31, 2002, we had a subordinated promissory note with a principal amount of $67 million from the subsidiary; this note was included in accounts receivable on our 2002 Consolidated Balance Sheet. Additionally, our investment in the subsidiary, which represented our funding of that entity, totaled $117 million at December 31, 2002, and was recorded in investments in associated companies on our Consolidated Balance Sheet.

This agreement terminated on its scheduled expiration date of March 31, 2003. As a result, on April 2, 2003, we paid $250 million, which represented the total amount owed to the third party by the subsidiary, and subsequently collected the related receivables.

Note 9. Purchase Commitments and Contingencies

Aircraft Order Commitments

Future commitments for aircraft on firm order as of December 31, 2003 are estimated to be $4.0 billion. The following table shows the timing of these commitments:

Year Ending December 31,
(in millions)	Amount

2004	$675
2005	1,171
2006	1,285
2007	840
2008	43

Total	$4,014

The table above includes our payments to purchase from the manufacturer 11 B-737-800 aircraft, which we have entered into a definitive agreement to sell to a third party immediately following delivery of these aircraft to us in 2005. This transaction will reduce our commitments by approximately $460 million through 2005. We also granted the third party an option to purchase up to 10 additional B-737-800 aircraft scheduled for delivery to us in 2006.

Additionally, as of December 31, 2003, we had deferred delivery of one B-737-800 aircraft, and plan to exercise our right to defer delivery of an additional seven B-737-800 aircraft from 2005 to 2008. This transaction will defer approximately $300 million of our commitments through 2005 to later years in the table above.

Contract Carrier Agreements

We have contract carrier agreements with three regional air carriers, Atlantic Coast Airlines (ACA), SkyWest and Chautauqua. Under these agreements, ACA, SkyWest and Chautauqua operate certain of their aircraft using our flight code; we schedule those aircraft and sell the seats on those flights; and we retain the related revenues. We pay those airlines an amount, as defined in the applicable agreement, which is based on an annual redetermination of their cost of operating those flights and other factors intended to approximate market rates for those services. Our contract carrier agreements with ACA and SkyWest expire in 2010, and our agreement with Chautauqua expires in 2012.

The following table shows the total number of aircraft and available seat miles (ASMs) operated for us by ACA, SkyWest and Chautauqua under, and our expenses related to, the contract carrier agreements, for the years ended December 31, 2003, 2002 and 2001:

(in millions, except aircraft)	2003	2002	2001

Number of aircraft operated, end of period (1)	123	100	72
ASMs (2)	5,121	3,513	1,562
Expenses	$784	$561	$240

(1)	The 123 aircraft operated for us at December 31, 2003 include 30 aircraft operated by ACA, 59 aircraft operated by SkyWest and 34 aircraft operated by Chautauqua. Our contract carrier agreements do not include any scheduled changes in these numbers during the remaining term of those agreements, except that the number of aircraft scheduled to be operated for us by Chautauqua increases to 39 by the end of 2004.
(2)	These amounts are unaudited.

During 2004, we expect to incur a total of approximately $890 million in expenses related to our contract carrier agreements with these airlines. See Note 1 for information about our accounting policy for revenues and expenses related to our contract carrier agreements.

We may terminate the ACA and SkyWest agreements without cause at any time by giving the airlines certain advance notice. If we terminate the ACA agreement without cause, ACA has the right to (1) assign to us leased aircraft that it operates for us, provided we are able to continue the leases on the same financial terms ACA had prior to the assignment and (2) require us to purchase, at fair value, aircraft that ACA operates for us and owns at the time of the termination. If we terminate the SkyWest agreement without cause, SkyWest has the right to assign to us leased regional jet aircraft which it operates for us, provided we are able to continue the leases on the same terms SkyWest had prior to the assignment.

We may terminate the Chautauqua agreement, as amended, without cause at any time after November 2008 by giving the airline certain advance notice. If we terminate the Chautauqua agreement without cause, Chautauqua has the right to (1) assign to us leased aircraft that it operates for us, provided we are able to continue the leases on the same terms Chautauqua had prior to the assignment and (2) require us to purchase or sublease any of the aircraft that it owns and operates for us at the time of the termination. If we are required to purchase aircraft owned by Chautauqua, the purchase price would be equal to the amount necessary to (1) reimburse Chautauqua for the equity it provided to purchase the aircraft and (2) repay in full any debt outstanding at such time that is not being assumed in connection with such purchase. If we are required to sublease aircraft owned by Chautauqua, the sublease would have (1) a rate equal to the debt payments of Chautauqua for the debt financing of the aircraft calculated as if 90% of the aircraft was debt financed by Chautauqua and (2) specified other terms and conditions.

ACA has announced plans to begin operating in November 2004 a new low-fare airline using jet aircraft with more than 70 seats. Our collective bargaining agreement with the Air Line Pilots Association, International (ALPA) prohibits contract carrier codeshare arrangements with domestic carriers such as ACA if the contract carrier operates aircraft with more than 70 seats. As discussed above, we have the right to terminate the ACA agreement without cause, in which case ACA has the right to require us to assume the leases on leased aircraft, or purchase owned aircraft, that ACA operates for us. ACA currently operates 30 leased Fairchild Dornier FRJ-328 regional jet aircraft for us. If we are required to assume the leases on these aircraft in November 2004, we estimate that the total remaining operating lease payments would be approximately $300 million. These payments would be made over the remaining terms of the aircraft leases, which are approximately 13 years.

We estimate that the total fair value, at December 31, 2003, of the aircraft that SkyWest or Chautauqua could assign to us or require that we purchase if we terminate without cause our contract carrier agreements with those airlines is approximately $630 million and $450 million, respectively. The actual amount that we may be required to pay in these circumstances may be materially different from these estimates.

Legal Contingencies

We are involved in legal proceedings relating to antitrust matters, employment practices, environmental issues and other matters concerning our business. We are also a defendant in numerous lawsuits arising out of the terrorist attacks of September 11, 2001. We cannot reasonably estimate the potential loss for certain legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify the damages being sought. Although the ultimate outcome of our legal proceedings cannot be predicted with certainty, we believe that the resolution of these actions will not have a material adverse effect on our Consolidated Financial Statements.

Other Contingencies

Regional Airports Improvement Corporation (RAIC)

We are obligated under a facilities sublease with the RAIC to pay the bond trustee rent in an amount sufficient to pay the debt service on $47 million in Facilities Sublease Revenue Bonds; these bonds were issued in 1985 to finance the construction of certain airport and terminal facilities we lease at Los Angeles International Airport. We also provide a guarantee to the bond trustee covering payment of the debt service.

General Indemnifications

We are the lessee under many real estate leases. It is common in these commercial lease transactions for us, as the lessee, to agree to indemnify the lessor and other related third parties for tort, environmental and other liabilities that arise out of or relate to our use or occupancy of the leased premises. This type of indemnity would typically make us responsible to indemnified parties for liabilities arising out of the conduct of, among others, contractors, licensees and invitees at or in connection with the use or occupancy of the leased premises. This indemnity often extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by either their sole or gross negligence and their willful misconduct.

Our aircraft and other equipment lease and financing agreements typically contain provisions requiring us, as the lessee or obligor, to indemnify the other parties to those agreements, including certain related parties, against virtually any liabilities that might arise from the condition, use or operation of the aircraft or such other equipment.

We believe that our insurance would cover most of our exposure to such liabilities and related indemnities associated with the types of lease and financing agreements described above, including real estate leases.

Certain of our aircraft and other financing transactions include provisions which require us to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations. In certain of these financing transactions, we also bear the risk of certain changes in tax laws that would subject payments to non-U.S. lenders to withholding taxes.

We cannot reasonably estimate our potential future payments under the indemnities and related provisions described above because we cannot predict when and under what circumstances these provisions may be triggered.

Employees Under Collective Bargaining Agreements

At December 31, 2003, we had a total of approximately 70,600 full-time equivalent employees. Approximately 18% of these employees, including all of our pilots, are represented by labor unions. ASA is in collective bargaining negotiations with ALPA and the Association of Flight Attendants (AFA), which represent ASA’s approximately 1,450 pilots and 800 flight attendants, respectively. ASA’s collective bargaining agreements with ALPA and AFA became amendable in September 2002 and September 2003, respectively. The outcome of these collective bargaining negotiations cannot presently be determined.

Delta’s collective bargaining agreement with ALPA becomes amendable on May 1, 2005. The agreement generally provides that no pilot on the seniority list as of July 1, 2001 may be furloughed unless the furlough is caused by a circumstance beyond our control, as defined in the agreement. Therefore, if we reduce the number of flights in our schedule for reasons other than a circumstance beyond our control, as defined in the agreement, we may be required to pay unutilized pilots their full salary and benefits. If we furlough pilots due to a circumstance beyond our control, we are only obligated to remit furlough pay and to provide or pay for certain other benefits for a limited period until the pilots are recalled. We have been involved in arbitration regarding whether the agreement permits furloughs in particular circumstances.

Planned Sale of Aircraft

In conjunction with our agreement to sell 11 B-737-800 aircraft to a third party immediately after those aircraft are delivered to us by the manufacturer in 2005, we have agreed to pay the third party, for a designated period with respect to each of the 11 B-737-800 aircraft, an amount equal to the excess, if any, of a specified rate over the rate at which the third party leases the aircraft to another party. The maximum undiscounted amount we could be required to pay for all 11 aircraft totals approximately $70 million. While we cannot predict with certainty whether we will be required to make a payment under this provision, we believe that the possibility of this event is not likely due to the current and estimated future marketability of these aircraft.

Other

We have certain contracts for goods and services that require us to pay a penalty, acquire inventory specific to us or purchase contract specific equipment, as defined by each respective contract, if we terminate the contract without cause prior to its expiration date. These obligations are contingent upon whether we terminate the contract without cause prior to its expiration date; therefore, no obligation would exist unless such a termination were to occur.

Note 10. Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes (see Note 1 for information about our accounting policy for income taxes). The following table shows significant components of our deferred tax assets and liabilities at December 31, 2003 and 2002:

(in millions)	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$1,908	$1,256
Additional minimum pension liability (see Note 13)	1,454	972
Postretirement benefits	917	909
Other employee benefits	571	404
AMT credit carryforward	346	349
Gains on sale and leaseback transactions, net	197	217
Rent expense	178	215
Other	465	508
Valuation allowance	(25)	(16)

Total deferred tax assets	$6,011	$4,814

Deferred tax liabilities:
Depreciation and amortization	$4,042	$3,639
Other	807	749

Total deferred tax liabilities	$4,849	$4,388

The following table shows the current and noncurrent deferred tax assets, net recorded on our Consolidated Balance Sheets at December 31, 2003 and 2002:

(in millions)	2003	2002

Current deferred tax assets, net	$293	$251
Noncurrent deferred tax assets, net	869	175

Total deferred tax assets, net	$1,162	$426

At December 31, 2003, we had $346 million of federal alternative minimum tax (AMT) credit carryforward, which does not expire. We also had federal and state net operating loss carryforwards of approximately $4.9 billion, pretax, at December 31, 2003, substantially all of which will not begin to expire until 2022.

In accordance with SFAS 109, deferred tax assets should be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The future realization of our net deferred tax assets depends on the availability of sufficient future taxable income. In making this determination, we considered all available positive and negative evidence and made certain assumptions. We considered, among other things, the overall business environment; our historical earnings, including our significant pretax losses incurred during the last three years; our industry’s historically cyclical periods of earnings and losses; and our outlook for future years.

We performed this analysis as of December 31, 2003 and determined that there was sufficient positive evidence to conclude that it is more likely than not that our net deferred tax assets will be realized. We will assess the need for a deferred tax asset valuation allowance on an ongoing basis considering factors such as those mentioned above as well as other relevant criteria. Changes in our assumptions may have a material impact on our Consolidated Financial Statements.

Our income tax benefit for the years ended December 31, 2003, 2002 and 2001 consisted of:

(in millions)	2003	2002	2001

Current tax benefit	$—	$319	$—
Deferred tax benefit	411	407	644
Tax benefit of dividends on allocated Series B ESOP Convertible Preferred Stock	5	4	4

Income tax benefit	$416	$730	$648

The following table presents the principal reasons for the difference between our effective income tax rate and the U.S. federal statutory income tax rate for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001

U.S. federal statutory income tax rate	(35.0)%	(35.0)%	(35.0)%
State taxes, net of federal income tax effect	(2.1)	(2.4)	(2.6)
Meals and entertainment	1.1	0.7	1.0
Amortization	—	—	1.0
Municipal bond interest	—	—	(0.1)
Increase in valuation allowance	0.8	—	0.8
Other, net	0.2	0.2	0.1

Effective income tax rate	(35.0)%	(36.5)%	(34.8)%

Note 11. Employee Benefit Plans

We sponsor qualified and non-qualified defined benefit pension plans, defined contribution pension plans, healthcare plans, and disability and survivorship plans for eligible employees and retirees, and their eligible family members. We reserve the right to modify or terminate these plans as to all participants and beneficiaries at any time, except as restricted by the Internal Revenue Code or the Employee Retirement Income Security Act (ERISA).

Our qualified defined benefit pension plans meet or exceed ERISA’s minimum funding requirements as of December 31, 2003. Our non-qualified plans are funded primarily with current assets.

We regularly evaluate ways to better manage employee benefits and control costs. Any changes to the plans or assumptions used to estimate future benefits could have a significant effect on the amount of the reported obligation and future annual expense.

Pension and Other Postretirement Benefit Plans

We sponsor both funded and nonfunded noncontributory defined benefit pension plans that cover substantially all of our employees. The plans generally provide benefits based on years of service and final average salary. However, as announced in the December 2002 quarter and effective July 1, 2003, the existing plan for employees not covered by a collective bargaining agreement (Non-contract employees) was converted to a cash balance plan with a seven year transition period. During the transition period, eligible Non-contract employees receive the greater of the old final average salary benefit or the new cash balance benefit. Generally, the new cash balance benefit formula provides for an annual pay credit of 6% of eligible pay plus accrued interest. Participants in the plan on July 1, 2003, may be eligible for additional pay credits of 2% or 2.75%, depending on their age and service as of that date. Non-contract employees hired on or after July 1, 2003 are covered by the cash balance plan only. Effective July 1, 2010, all covered employees earn the cash balance benefit only.

We also sponsor medical plans that provide benefits to substantially all Delta retirees and their eligible dependents. Benefits are funded from our current assets. Plan benefits are subject to copayments, deductibles and other limits as described in the plans. Non-contract employees hired on or after July 1, 2003 are not eligible for company provided postretirement medical coverage, although they may purchase coverage at full cost.

We use a September 30 measurement date for all our benefit plans. As discussed above, during the December 2002 quarter, we announced the implementation of and migration to a cash balance pension plan, as well as changes to eligibility requirements for postretirement medical coverage for Non-contract employees. As a result of these changes and the 2002 workforce reductions (see Note 15), we remeasured a portion of our benefit obligations on October 31, 2002.

Obligations and funded status (measured at September 30):

			Other
	Pension		Postretirement
	Benefits		Benefits

(in millions)	2003	2002	2003	2002

Benefit obligation at beginning of year	$11,682	$10,657	$2,370	$2,100
Service cost	238	282	33	30
Interest cost	768	825	161	160
Actuarial loss	1,014	798	131	234
Benefits paid, including lump sums and annuities	(1,092)	(888)	(162)	(154)
Special termination benefits	7	—	44	—
Curtailment loss (gain)	25	—	(4)	—
Plan amendments	(165)	8	(313)	—

Benefit obligation at end of year	$12,477	$11,682	$2,260	$2,370

Fair value of plan assets at beginning of period	$6,775	$8,304
Actual gain (loss) on plan assets	991	(718)
Employer contributions	144	77
Benefits paid, including lump sums and annuities	(1,092)	(888)

Fair value of plan assets at end of period	$6,818	$6,775

			Other
	Pension		Postretirement
	Benefits		Benefits

(in millions)	2003	2002	2003	2002

Funded status	$(5,659)	$(4,907)	$(2,260)	$(2,370)
Unrecognized net actuarial loss	4,304	4,092	412	299
Unrecognized transition obligation	29	41	—	—
Unrecognized prior service cost (benefit)	122	292	(605)	(353)
Contributions made between the measurement date and year end	16	10	41	45
Special termination benefits recognized between the measurement date and year end	—	(7)	—	(44)
Settlement charge recognized between the measurement date and year end	212	—	—	—

Net amount recognized on the Consolidated Balance Sheets	$(976)	$(479)	$(2,412)	$(2,423)

     Amounts recognized in the Consolidated Balance Sheets consist of:

			Other
	Pension		Postretirement
	Benefits		Benefits

(in millions)	2003	2002	2003	2002

Prepaid benefit cost	$202	$335	$—	$—
Accrued benefit cost	(1,179)	(816)	(2,412)	(2,423)
Intangible assets	227	333	—	—
Additional minimum liability	(4,052)	(2,889)	—	—
Accumulated other comprehensive loss	3,826	2,558	—	—

Net amount recognized	$(976)	$(479)	$(2,412)	$(2,423)

During December 2003, we recorded a $212 million non-cash charge on our Consolidated Statement of Operations related to our pilots’ defined benefit pension plan due to a significant increase in pilot retirements. We recorded this charge in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS 88). SFAS 88 requires settlement accounting if the cost of all settlements, including lump sum retirement benefits paid, in a year exceeds the total of the service and interest cost components of pension expense for the same period.

The special termination benefits and curtailment loss (gain) reflected in the table above relate to the workforce reduction programs offered to certain of our employees in 2002. See Note 15 for additional information about our 2002 workforce reduction programs.

At December 31, 2003 and 2002, we recorded a non-cash charge to accumulated other comprehensive loss to recognize a portion of our additional minimum pension liability in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS 87). SFAS 87 requires that this liability be recognized at year end in an amount equal to the amount by which the accumulated benefit obligation (ABO) exceeds the fair value of the defined benefit pension plan assets. The additional minimum pension liability was recorded by recognizing an intangible asset to the extent of any unrecognized prior service cost and transition obligation, which totaled $227 million and $333 million at December 31, 2003 and 2002, respectively. The additional minimum pension liability adjustments totaling $786 million and $1.6 billion, net of tax, were recorded in accumulated other comprehensive loss on our Consolidated Balance Sheets at December 31, 2003 and 2002, respectively (see Note 13).

The accumulated benefit obligation for all our defined benefit pension plans was $11.9 billion and $10.1 billion at September 30, 2003 and 2002, respectively. The following is information about our pension plans with an accumulated benefit obligation in excess of plan assets (measured at September 30):

(in millions)	2003	2002

Projected benefit obligation	$12,477	$11,682
Accumulated benefit obligation	11,863	10,145
Fair value of plan assets	6,818	6,775

     Net periodic benefit cost for the years ended December 31, 2003, 2002 and 2001, included the following components:

				Other
	Pension			Postretirement
	Benefits			Benefits

(in millions)	2003	2002	2001	2003	2002	2001

Service cost	$238	$282	$246	$33	$30	$37
Interest cost	768	825	763	161	160	146
Expected return on plan assets	(753)	(984)	(1,040)	—	—	—
Amortization of prior service cost (benefit)	13	24	5	(47)	(50)	(39)
Recognized net actuarial (gain) loss	97	(8)	(51)	7	2	—
Amortization of net transition obligation	7	8	4	—	—	—
Settlement charge	219	1	—	—	—	—
Curtailment loss (gain)	47	—	—	(4)	—	—
Special termination benefits	—	7	—	—	44	—

Net periodic benefit cost	$636	$155	$(73)	$150	$186	$144

Assumptions

We used the following actuarial assumptions to determine our benefit obligations at September 30, 2003 and 2002 and our net periodic benefit cost for the years ended December 31, 2003, 2002 and 2001, as measured at September 30:

Benefit Obligations	2003	2002

Weighted average discount rate	6.125%	6.75%
Rate of increase in future compensation levels	1.89%	2.67%
Assumed healthcare cost trend rate(1)	9.00%	10.00%

Net Periodic Benefit Cost	2003(2)	2002	2001

Weighted average discount rate — pension benefits	6.83%	7.75%	8.25%
Weighted average discount rate — other benefits	6.91%	7.75%	8.25%
Rate of increase in future compensation levels	2.47%	4.67%	5.35%
Expected long-term rate of return on plan assets	9.00%	10.00%	10.00%
Assumed healthcare cost trend rate(1)	10.00%	6.25%	7.00%

(1)	We have implemented a limit on the amount we will pay for postretirement medical benefits for employees who retire after November 1, 1993. The assumed healthcare cost trend rate is assumed to decline gradually to 5.25% by 2007 for health plan costs not subject to this limit and to zero by 2006 for health plan costs subject to the limit, and remain level thereafter.

(2)	Our 2003 assumptions reflect our October 31, 2002 remeasurement of a portion of our obligations and represent the weighted average of the September 30, 2002 and October 31, 2002 assumptions.

The expected long-term rate of return on our plan assets was based on plan-specific asset/liability investment studies performed by outside consultants who used historical market return and volatility data with forward looking estimates based on existing financial market conditions and forecasts. Modest excess return expectations versus some market indices were incorporated into the return projections based on the actively managed structure of our investment program and its record of achieving such returns historically.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the other postretirement benefit plans. A 1% change in the healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation (APBO) for these plans at September 30, 2003, would have the following effects:

(in millions)	1% Increase	1% Decrease

Increase (decrease) in total service and interest cost	$3	$(3)
Increase (decrease) in the APBO	$49	$(44)

On December 8, 2003, President Bush signed into law the Medicare Act. The impact of this law is not reflected in the tables above due to our September 30 measurement date, which was prior to the enactment of this law. In compliance with FSP 106-1, in 2004, we will make a one-time election to reflect the estimated impact of the law immediately or to defer recognition until specific authoritative guidance on accounting for the federal subsidy portion of the law is issued. In either case, when specific guidance is issued, we could be required to change previously reported financial information.

Pension Plan Assets

The weighted-average asset allocation for our pension plans at September 30, 2003 and 2002 is as follows :

	2003	2002

U.S. equity securities	35%	34%
Non-U.S. equity securities	15%	17%
High quality bonds	17%	14%
Convertible and high yield bonds	8%	9%
Private equity	14%	14%
Real estate	11%	12%

Total	100%	100%

The investment strategy for pension plan assets is to utilize a diversified mix of global public and private equity portfolios, public and private fixed income portfolios, and private real estate and natural resource investments to earn a long-term investment return that meets or exceeds a 9% annualized return target. The overall asset mix of the portfolio is more heavily weighted in equity-like investments, including portions of the bond portfolio which consist of convertible and high yield securities. Active management strategies are utilized throughout the program in an effort to realize investment returns in excess of market indices. Also, option and currency overlay strategies are used in an effort to generate modest amounts of additional income, and a bond duration extension program utilizing fixed income derivatives is employed in an effort to better align the market value movements of a portion of the pension plan assets to the related pension plan liabilities.

Target investment allocations for the pension plan assets are as follows:

U.S. equity securities	27-41%
Non-U.S. equity securities	12-18%
High quality bonds	15-21%
Convertible and high yield bonds	5-11%
Private equity	15%
Real estate	10%

Cash Flows

We expect to contribute approximately $440 million to our qualified defined benefit pension plans in 2004. Benefit payments relating to our non-qualified pension plans are expected to be approximately $60 million in 2004 and funded primarily from current assets.

Our postretirement benefit plans are funded from current assets. We expect to make benefit payments of $161 million in relation to our postretirement benefit plans in 2004.

Benefit Payments

Benefit payments are made from both funded benefit plan trusts and from current assets. Benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows for the years ending December 31:

		Other
	Pension	Postretirement
(in millions)	Benefits	Benefits

2004	$779	$161
2005	806	169
2006	841	169
2007	839	168
2008	894	155
2009 - 2013	4,640	590

These estimates are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.

Defined Contribution Pension Plans

Delta Pilots Money Purchase Pension Plan (MPPP)

We contribute 5% of covered pay to the MPPP for each eligible Delta pilot. The MPPP is related to the Delta Pilots Retirement Plan. The defined benefit pension payable to a pilot is reduced by the actuarial equivalent of the accumulated account balance in the MPPP. During the years ended December 31, 2003, 2002 and 2001, we recognized expense of $66 million, $71 million and $69 million, respectively, for this plan.

Delta Family-Care Savings Plan

Our Savings Plan includes an employee stock ownership plan (ESOP) feature. Eligible employees may contribute a portion of their covered pay to the Savings Plan.

Prior to July 1, 2001, we matched 50% of employee contributions with a maximum employer contribution of 2% of a participant’s covered pay for all participants. Effective July 1, 2001, the Savings Plan was amended to provide all eligible Delta pilots with an employer contribution of 3% of their covered pay to replace their former matching contribution. We make our contributions for non-pilots and pilots by allocating Series B ESOP Convertible Preferred Stock (ESOP Preferred Stock), common stock or cash to the Savings Plan. Our contributions, which are recorded as salaries and related costs in our Consolidated Statements of Operations, totaled $81 million, $85 million and $83 million for the years ended December 31, 2003, 2002 and 2001, respectively.

When we adopted the ESOP in 1989, we sold 6,944,450 shares of ESOP Preferred Stock to the Savings Plan for $500 million. We have recorded unearned compensation equal to the value of the shares of ESOP Preferred Stock not yet allocated to participants’ accounts. We reduce the unearned compensation as shares of ESOP Preferred Stock are allocated to participants’ accounts. Dividends on unallocated shares of ESOP Preferred Stock are used for debt service on the Savings Plan’s ESOP Notes and are not considered dividends for financial reporting purposes. Dividends on allocated shares of ESOP Preferred Stock are credited to participants’ accounts and are considered dividends for financial reporting purposes. Only allocated shares of ESOP Preferred Stock are considered outstanding when we compute diluted earnings per share. At December 31, 2003, 3,817,884 shares of ESOP Preferred Stock were allocated to participants’ accounts, and 2,021,824 shares were held by the ESOP for future allocations. See Note 12 for information about changes to our ESOP Preferred Stock dividend and redemption policies.

Other Plans

ASA, Comair and DAL Global Services, Inc., three of our wholly owned subsidiaries, sponsor defined contribution retirement plans for eligible employees. These plans did not have a material impact on our Consolidated Financial Statements in 2003, 2002 and 2001.

Postemployment Benefits

We provide certain other welfare benefits to eligible former or inactive employees after employment but before retirement, primarily as part of the disability and survivorship plans.

Postemployment benefit expense (income) was $131 million, $62 million and $(23) million for the years ended December 31, 2003, 2002 and 2001, respectively. We include the amount funded in excess of the liability in other noncurrent assets on our Consolidated Balance Sheets. Future period expenses will vary based on actual claims experience and the return on plan assets. Gains and losses occur because actual experience differs from assumed experience. These gains and losses are amortized over the average future service period of employees. We also amortize differences in prior service costs resulting from amendments affecting the benefits of retired and inactive employees.

Note 12. Common and Preferred Stock

Stock Option and Other Stock-Based Award Plans

To more closely align the interests of directors, officers and other employees with the interests of our shareowners, we maintain certain plans which provide for the issuance of common stock in connection with the exercise of stock options and for other stock-based awards. Stock options awarded under these plans (1) have an exercise price equal to the fair value of the common stock on the grant date; (2) become exercisable one to five years after the grant date; and (3) expire up to 10 years after the grant date. The following table includes additional information about these plans as of December 31, 2003:

			Shares
	Total Shares	Non-Qualified	Reserved
	Authorized for	Stock Options	for Future
Plan	Issuance	Granted	Grant

Broad-based employee stock option plans (1)	49,400,000	49,400,000	—
Delta 2000 Performance Compensation Plan (2)	16,000,000	4,948,073	12,218,267
Non-Employee Directors’ Stock Option Plan (3)	250,000	119,245	132,755
Non-Employee Directors’ Stock Plan (4)	500,000	—	441,869

(1)	In 1996, shareowners approved broad-based pilot and non-pilot stock option plans. Under these two plans, we granted eligible employees non-qualified stock options to purchase a total of 49.4 million shares of common stock in three approximately equal installments on October 30, 1996, 1997 and 1998.

(2)	On October 25, 2000, shareowners approved this plan, which authorizes the grant of stock options and a limited number of other stock awards. The plan amends and restates a prior plan which was also approved by shareowners. No awards have been, or will be, granted under the prior plan on or after October 25, 2000. At December 31, 2003, there were 3.6 million shares of common stock reserved for awards (primarily non-qualified stock options) that were outstanding under the prior plan. The current plan provides that shares reserved for awards under the plans that are forfeited, settled in cash rather than stock or withheld, plus shares tendered to us in connection with such awards, may be added back to the shares available for future grants. At December 31, 2003, 14.4 million shares had been added back pursuant to that provision, including 11.0 million shares canceled under the stock option exchange program discussed below.

(3)	On October 22, 1998, the Board of Directors approved this plan under which each non-employee director may receive an annual grant of non-qualified stock options. This plan provides that shares reserved for awards that are forfeited may be added back to the shares available for future grants.

(4)	In 1995, shareowners approved this plan, which provides that a portion of each non-employee director’s compensation for serving as a director will be paid in shares of common stock. It also permits non-employee directors to elect to receive all or a portion of their cash compensation for service as a director in shares of common stock at current market prices.

On May 28, 2003, we commenced, with shareowner approval, a stock option exchange program (Exchange Program) for eligible employees in our broad-based stock option plans and the Delta 2000 Performance Compensation Plan. Approximately 45,000 eligible employees were offered the opportunity to exchange their outstanding stock options with an exercise price of $25 per share or more for a designated fewer number of replacement options with an exercise price equal to the fair market value of the common stock on the grant date of the replacement options. In accordance with the terms of the Exchange Program, we canceled approximately 32 million outstanding stock options on June 25, 2003 and issued, in exchange for the canceled options, approximately 12 million replacement options on December 26, 2003. The exercise price of the replacement options is $11.60, the closing price of our common stock on the grant date. Members of our Board of Directors, including our Chief Executive Officer, were not eligible to participate in the Exchange Program.

The following table summarizes all stock option and stock appreciation rights (SAR) activity for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
(shares in thousands)	Shares	Price	Shares	Price	Shares	Price

Outstanding at the beginning of the year	58,806	$44	51,537	$48	50,365	$48
Granted	14,235	11	8,478	21	2,358	46
Exercised	(38)	11	(9)	27	(76)	34
Forfeited	(32,769)	47	(1,200)	48	(1,110)	53

Outstanding at the end of the year	40,234	31	58,806	44	51,537	48

Exercisable at the end of the year	22,846	$44	45,996	$48	44,751	$48

The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

	Stock Options Outstanding			Stock Options Exercisable

		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding	Remaining	Exercise	Exercisable	Exercise
Stock Options	(000)	Life (years)	Price	(000)	Price

$9-$20	18,231	7	$11	2,055	$11
$21-$35	4,243	4	$34	3,800	$34
$36-$50	15,915	4	$49	15,244	$49
$51-$64	1,845	6	$56	1,747	$56

Payment of Dividends

The determination to pay cash dividends on our ESOP Preferred Stock and our common stock is at the discretion of our Board of Directors, and is also subject to the provisions of Delaware General Corporation Law (Delaware Law). Delaware law provides that a company may pay dividends on its stock only (1) out of its “surplus”, which is generally defined as the excess of the company’s net assets over the aggregate par value of its issued stock, or (2) from its net profits for the fiscal year in which the dividend is paid or from its net profits for the preceding fiscal year.

In July 2003, our Board of Directors discontinued the payment of quarterly cash dividends on our common stock due to the financial challenges facing Delta. We had previously paid a quarterly dividend of $0.025 per common share.

Effective December 2003, our Board of Directors suspended indefinitely the payment of dividends on our ESOP Preferred Stock to comply with Delaware law. At December 31, 2003, we had a negative “surplus” (as defined above) and we did not have net profits in either of the years ended December 31, 2003 or 2002. The terms of the ESOP Preferred Stock discussed below provide for cumulative dividends on that stock and prohibit the payment of dividends on our common stock until all cumulative dividends on the ESOP Preferred Stock have been paid. Unpaid dividends on the ESOP Preferred Stock will accrue without interest, until paid, at a rate of $4.32 per share per year. At December 31, 2003, accumulated but unpaid dividends on the ESOP Preferred Stock totaled $13 million and are recorded in accounts payable, deferred credits and other accrued liabilities on our Consolidated Balance Sheet.

ESOP Preferred Stock

Each outstanding share of ESOP Preferred Stock bears a cumulative cash dividend of 6% per year of its stated value of $72.00; is convertible into 1.7155 shares of common stock, which is equivalent to a conversion price of $41.97 per share; and has a liquidation preference of $72.00, plus accrued and unpaid dividends. The ESOP Preferred Stock generally votes together as a single class with the common stock and has two votes per share. The conversion rate, conversion price and voting rights of the ESOP Preferred Stock are subject to adjustment in certain circumstances.

All shares of ESOP Preferred Stock are held of record by the trustee of the Delta Family-Care Savings Plan (see Note 11). At December 31, 2003, 10,018,019 shares of common stock were reserved for issuance for the conversion of the ESOP Preferred Stock.

We are generally required to redeem shares of ESOP Preferred Stock (1) to provide for distributions of the accounts of Savings Plan participants who terminate employment with us and request a distribution and (2) to implement annual diversification elections by Savings Plan participants who are at least age 55 and have participated in the Savings Plan for at least 10 years. In these circumstances, shares of ESOP Preferred Stock are redeemable at a price equal to the greater of (1) $72.00 per share or (2) the fair value of the shares of common stock issuable upon conversion of the ESOP Preferred Stock to be redeemed, plus, in either case, accrued and unpaid dividends on such shares of ESOP Preferred Stock (Redemption Price). Under the terms of the ESOP Preferred Stock, we may pay the Redemption Price in cash, shares of common stock (valued at fair market value), or in a combination thereof.

Delaware law, however, prohibits a company from redeeming or purchasing its stock for cash or other property, unless the company has sufficient “surplus”. As discussed above, at December 31, 2003, we had a negative “surplus”. Accordingly, effective December 2003, our Board of Directors changed the form of payment we use to redeem shares of the ESOP Preferred Stock when redemptions are required under our Delta Family-Care Savings Plan. For the indefinite future, we will pay the Redemption Price in shares of our common stock rather than in cash.

Shareowner Rights Plan

The Shareowner Rights Plan is designed to protect shareowners against attempts to acquire Delta that do not offer an adequate purchase price to all shareowners, or are otherwise not in the best interest of Delta and our shareowners. Under the plan, each outstanding share of common stock is accompanied by one-half of a preferred stock purchase right. Each whole right entitles the holder to purchase 1/100 of a share of Series D Junior Participating Preferred Stock at an exercise price of $300, subject to adjustment.

The rights become exercisable only after a person acquires, or makes a tender or exchange offer that would result in the person acquiring, beneficial ownership of 15% or more of our common stock. If a person acquires beneficial ownership of 15% or more of our common stock, each right will entitle its holder (other than the acquiring person) to exercise his rights to purchase our common stock having a market value of twice the exercise price.

If a person acquires beneficial interest of 15% or more of our common stock and (1) we are involved in a merger or other business combination in which we are not the surviving corporation, or (2) we sell more than 50% of our assets or earning power, then each right will entitle its holder (other than the acquiring person) to exercise their rights to purchase common stock of the acquiring company having a market value of twice the exercise price.

The rights expire on November 4, 2006. We may redeem the rights for $0.01 per right at any time before a person becomes the beneficial owner of 15% or more of our common stock. We may amend the rights in any respect so long as the rights are redeemable. At December 31, 2003, 2,250,000 shares of preferred stock were reserved for issuance under the Shareowner Rights Plan.

Note 13. Comprehensive Income (Loss)

Comprehensive income (loss) includes (1) reported net income (loss); (2) the additional minimum pension liability; (3) effective unrealized gains and losses on fuel derivative instruments that qualify for hedge accounting; and (4) unrealized gains and losses on marketable equity securities. The following table shows our comprehensive loss for the years ended December 31, 2003, 2002 and 2001:

(in millions)	2003	2002	2001

Net loss	$(773)	$(1,272)	$(1,216)
Other comprehensive loss	(776)	(1,587)	(335)

Comprehensive loss	$(1,549)	$(2,859)	$(1,551)

The following table shows the components of accumulated other comprehensive income (loss) at December 31, 2003, 2002 and 2001, and the activity for the years then ended:

	Additional
	Minimum	Fuel	Marketable
	Pension	Derivative	Equity
(in millions)	Liability	Instruments	Securities	Other	Total

Balance at December 31, 2000	$—	$268	$92	$—	$360

Unrealized gain (loss)	—	(100)	(84)	2	(182)
Realized loss	—	(299)	(73)	—	(372)
Tax effect	—	156	64	(1)	219

Net of tax	—	(243)	(93)	1	(335)

Balance at December 31, 2001	—	25	(1)	1	25

Additional minimum pension liability adjustment	(2,558)	—	—	—	(2,558)
Unrealized gain (loss)	—	143	(9)	(2)	132
Realized (gain) loss	—	(136)	4	—	(132)
Tax effect	972	(3)	1	1	971

Net of tax	(1,586)	4	(4)	(1)	(1,587)

Balance at December 31, 2002	(1,586)	29	(5)	—	(1,562)

Additional minimum pension liability adjustments	(1,268)	—	—	—	(1,268)
Unrealized gain	—	159	6	—	165
Realized (gain)	—	(152)	(5)	—	(157)
Impairment	—	—	8	—	8
Tax effect	482	(2)	(4)	—	476

Net of tax	(786)	5	5	—	(776)

Balance at December 31, 2003	$(2,372)	$34	$—	$—	$(2,338)

We estimate that effective gains of $34 million, net of tax, will be realized during 2004 as (1) fuel hedge contracts settle and (2) the related aircraft fuel purchases being hedged are consumed and recognized in expense. See Note 4 for additional information regarding our fuel hedge contracts. See Note 22 for information regarding the early settlement of our fuel hedge contracts.

See Note 11 for additional information related to our additional minimum pension liability.

Note 14. Geographic Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131), requires us to disclose certain information about our operating segments. Operating segments are defined as components of an enterprise with separate financial information which is evaluated regularly by the chief operating decision-maker and is used in resource allocation and performance assessments.

We are managed as a single business unit that provides air transportation for passengers and cargo. This allows us to benefit from an integrated revenue pricing and route network that includes Delta-Mainline (including Song), ASA and Comair. The flight equipment of all three carriers is combined to form one fleet which is deployed through a single route scheduling system. When making resource allocation decisions, our chief operating decision maker evaluates flight profitability data, which considers aircraft type and route economics, but gives no weight to the financial impact of the resource allocation decision on an individual carrier basis. Our objective in making resource allocation decisions is to maximize our consolidated financial results, not the individual results of Delta-Mainline (including Song), ASA and Comair.

Operating revenues are assigned to a specific geographic region based on the origin, flight path and destination of each flight segment. Our operating revenues by geographic region for the years ended December 31, 2003, 2002 and 2001 are summarized in the following table:

(in millions)	2003	2002	2001

North America	$11,672	$11,339	$11,288
Atlantic	1,770	1,860	1,823
Pacific	107	127	222
Latin America	538	540	546

Total	$14,087	$13,866	$13,879

Our tangible assets consist primarily of flight equipment which is mobile across geographic markets. Accordingly, assets are not allocated to specific geographic regions.

Note 15. Restructuring, Asset Writedowns, Pension Settlements and Related Items, Net

2003

In 2003, we recorded net charges totaling $268 million ($169 million net of tax, or $1.37 diluted earnings per share) in restructuring, asset writedowns, pension settlements and related items, net on our Consolidated Statement of Operations, as follows:

•	Pension Settlement

We recorded a $212 million non-cash charge related to our pilots’ defined benefit pension plan due to a significant increase in pilot retirements (see Note 11).

•	Pension and Postretirement Curtailment

We recorded a $43 million net charge for costs associated with the 2002 workforce reduction program. This charge relates to a net curtailment loss under certain of our pension and postretirement medical benefit plans (see Note 11). See below for additional information about our 2002 workforce reduction programs.

•	Planned Sale of Aircraft

We recorded a $41 million charge as a result of a definitive agreement to sell 11 B-737-800 aircraft to a third party immediately after those aircraft are delivered to us by the manufacturer in 2005 (see Note 9).

•	Other

We recorded a $28 million reduction to operating expenses based primarily on revised estimates of remaining costs associated with prior year restructuring reserves (see Note 16).

2002

In 2002, we recorded net charges totaling $439 million ($277 million net of tax, or $2.25 diluted earnings per share) in restructuring, asset writedowns, pension settlements and related items, net on our Consolidated Statement of Operations, as follows:

•	Fleet Changes

During 2002, we made significant changes in our fleet plan (1) to reduce costs through fleet simplification and capacity reductions and (2) to decrease capital expenditures through aircraft deferrals. These actions resulted in $225 million in net asset impairments and other charges which are discussed below.

During the September 2002 quarter, we recorded an impairment charge, shown in the table below, related to 59 owned B-727 aircraft. The impairment of 23 B-727 aircraft used in operations, at the time of the impairment analysis, resulted from a further reduction in their estimated future cash flows and fair values since our impairment review in 2001. The impairment of 36 B-727 aircraft held for sale resulted from a further decline in their fair values less the cost to sell since our impairment review in 2001. The aircraft held for sale were sold as part of our fleet simplification plan during 2003; the net book value of these aircraft was included in other noncurrent assets on our Consolidated Balance Sheet at December 31, 2002, and was not material.

During the September 2002 quarter, we also decided to temporarily remove our MD-11 aircraft from service beginning in early 2003. As a result of this decision, we recorded an impairment charge, shown in the table below, related to our eight owned MD-11 aircraft. This charge reflects the further reduction in estimated future cash flows and fair values of these aircraft since our impairment review in 2001. The MD-11 aircraft were replaced on international routes by B-767-300ER aircraft that had been used in our domestic system. We used smaller mainline aircraft to replace the B-767-300ER aircraft on domestic routes, thereby reducing our domestic capacity.

During the December 2002 quarter, we decided to return to service, beginning in 2003, nine leased B-737-300 aircraft. This decision was based on (1) capacity and operating cost considerations and (2) our inability to sublease the B-737-300 aircraft due to the difficult business environment facing the airline industry after September 11, 2001. As discussed below, during the June 2001 quarter, we decided to remove the B-737-300 aircraft from service and recorded a reserve for future lease payments less estimated sublease income. Due to our decision to return these aircraft to service, we reversed the remaining $56 million reserve related to these B-737-300 aircraft.

During the December 2002 quarter, we entered into an agreement with Boeing to defer 31 mainline aircraft previously scheduled for delivery in 2003 and 2004. As a result of these deferrals, we had no mainline aircraft deliveries in 2003 and have none scheduled for 2004. We incurred a $30 million charge related to these deferrals.

During the December 2002 quarter, we decided to accelerate the retirement of 37 owned EMB-120 aircraft to achieve costs savings and operating efficiencies. We removed these aircraft from service during 2003. The accelerated retirement of these aircraft as well as a reduction in their estimated future cash flows and fair values resulted in an impairment charge.

During 2002, we recorded the following impairment charges for our owned B-727, MD-11 and EMB-120 aircraft:

	Used in Operations (3)		Held for Sale

		No. of		No. of		Spare
(dollars in millions)	Writedown(1)	Aircraft	Writedown	Aircraft	Subtotal	Parts(2)	Total

B-727	$24	23	$37	36	$61	$—	$61
MD-11	141	8	—	—	141	18	159
EMB-120	27	37	—	—	27	4	31

Total	$192		$37		$229	$22	$251

(1)	The fair value of aircraft used in operations was determined using third party appraisals.

(2)	Charges related to the writedown of the related spare parts inventory to their net realizable value.

(3)	Reflects the classification of these aircraft at the time of the 2002 impairment analysis, which may differ from the classification at December 31, 2003.

•	Workforce Reductions

We recorded a $127 million charge related to our decision in October 2002 to reduce staffing by up to approximately 8,000 jobs across all workgroups, excluding pilots, to further reduce operating costs. We offered eligible non-pilot employees several programs, including voluntary severance, leaves of absence and early retirement. Approximately 3,900 employees elected to participate in one of these programs. Involuntary reductions were expected to affect approximately 4,000 employees (see Note 16).

The total charge includes (1) $51 million for costs associated with the voluntary programs that were recorded as special termination benefits under our pension and postretirement medical benefit obligations (see Note 11) and (2) $76 million for severance and related costs.

•	Surplus Pilots and Grounded Aircraft

We recorded $93 million in expenses for the temporary carrying cost of surplus pilots and grounded aircraft related to our capacity reductions which became effective on November 1, 2001. This cost also included related requalification training and relocation costs for certain pilots.

•	Other

We recorded (1) a $23 million gain related to the adjustment of certain prior year restructuring reserves based on revised estimates of remaining costs; (2) a $14 million charge associated with our decision to close certain leased facilities; and (3) a $3 million charge related to other items (see Note 16).

2001

In 2001, we recorded charges totaling $1.1 billion ($695 million net of tax, or $5.63 diluted earnings per share) in restructuring, asset writedowns, pension settlements and related items, net on our Consolidated Statement of Operations, as follows:

•	Workforce Reductions

We recorded a $566 million charge relating to our decision in 2001 to reduce staffing across all workgroups due to the capacity reductions we implemented as a result of the September 11 terrorist attacks. We offered eligible employees several programs, including voluntary severance, leaves of absence and early retirement. Approximately 10,000 employees elected to participate in one of the voluntary programs. Involuntary reductions were expected to affect up to approximately 1,700 employees — up to 1,400 pilots and 300 employees from other workgroups.

The total charge includes $475 million for costs associated with the early retirement and certain voluntary leave of absence programs which are recorded as special termination benefits under our pension and postretirement medical benefit obligations (see Note 11). The remaining $91 million relates to severance and related costs.

•	Fleet Changes

As a result of the effects of the September 11 terrorist attacks on our business and the related decline in aircraft values, we recorded $286 million in asset writedowns. These writedowns include (1) the impairment of 16 MD-90 and eight MD-11 owned aircraft, which reflects further reductions in the estimated future cash flows and fair values of these aircraft since our impairment review in 1999, as well as a revised schedule for retiring these aircraft; (2) charges related to the accelerated retirement of 40 owned B-727 aircraft by 2003; and (3) the writedown to fair value of 18 owned L-1011 aircraft. These charges are summarized in the table below:

	Used in Operations (2)		Held for Sale

(dollars in millions)	Writedown(1)	No. of Aircraft	Writedown	No. of Aircraft	Total

MD-90	$98	16	$—	—	$98
MD-11	93	8	—	—	93
B-727-200	81	36	2	4	83
L-1011	—	—	12	18	12

Total	$272		$14		$286

(1)	The fair value of aircraft used in operations was determined using third party appraisals.

(2)	Reflects the classification of these aircraft at the time of the 2001 impairment analysis, which may differ from the classification at December 31, 2003.

The net book value of the aircraft held for sale is included in other noncurrent assets on our Consolidated Balance Sheet at December 31, 2001, and is not material.

In addition, we recorded a $71 million reserve related to our decision to remove nine leased B-737-300 aircraft from service to more closely align capacity and demand, and to improve scheduling and operating efficiency. The reserve consisted of future lease payments for these aircraft less estimated sublease income. We also recorded an additional $6 million charge for the writedown to net realizable value of related aircraft spare parts.

•	Surplus Pilots and Grounded Aircraft

We recorded $30 million in expenses for the temporary carrying cost of surplus pilots and grounded aircraft related to our capacity reductions which became effective on November 1, 2001. This cost also included related requalification training and relocation costs for certain pilots.

•	Other

We recorded $160 million in charges that included (1) $81 million related to the write-off of previously capitalized amounts that would provide no future economic benefit due to our decision to cancel or delay certain airport and technology projects following September 11, 2001; (2) $63 million related to contract termination costs; (3) $9 million related to the write-off of certain receivables, primarily those of foreign air carriers and other related businesses, that we believe became uncollectible as a result of those businesses’ weakened financial condition after September 11, 2001; and (4) $7 million related to our decision to close certain facilities.

Note 16. Restructuring and Other Reserves

The following table shows changes in our restructuring and other reserve balances as of December 31, 2003, 2002 and 2001, and the associated activity for the years then ended:

		Restructuring and Other Charges

			Severance and Related Costs

	Leased	Facilities	2002 Reduction	2001 Reduction
(in millions)	Aircraft	and Other	Programs	Programs

Balance at December 31, 2000	$—	$56	$—	$—

Additional costs and expenses	71	24	—	91
Payments	(1)	(6)	—	(44)

Balance at December 31, 2001	70	74	—	47

Additional costs and expenses	—	14	76	—
Payments	(14)	(9)	(5)	(35)
Adjustments	(56)	(14)	—	(9)

Balance at December 31, 2002	—	65	71	3

Additional costs and expenses	—	—	—	—
Payments	—	(9)	(45)	(2)
Adjustments	—	(9)	(21)	—

Balance at December 31, 2003	$—	$47	$5	$1

The leased aircraft reserve represented future lease payments under operating leases for nine B-737-300 aircraft previously removed from service prior to the lease expiration date, less estimated sublease income. Due to changes in our fleet plan during the December 2002 quarter, we (1) reversed the remaining $56 million balance of this reserve and (2) returned these aircraft to service in 2003.

At December 31, 2003, the facilities and other reserve represents costs related primarily to (1) future lease payments for facilities closures and (2) contract termination fees. During 2003, we recorded a $9 million adjustment to prior year reserves based on revised estimates of remaining costs primarily due to changes in certain facility lease terms. During 2002, we recorded a $14 million adjustment to prior year reserves based on revised estimates of remaining costs.

The severance and related costs reserve represents future payments associated with our 2002 and 2001 voluntary and involuntary workforce reduction programs. At December 31, 2003, the remaining $5 million balance related to the 2002 workforce reduction programs represents severance and medical benefits for employees who received severance or are participating in certain leave of absence programs. Approximately half of the remaining balance is for international employees that will be paid in accordance with local country laws and regulations. At December 31, 2003, the remaining $1 million balance related to the 2001 workforce reduction programs primarily consists of severance for international employees that will be paid in accordance with local country laws and regulations. During 2003, we recorded a $21 million adjustment to prior year reserves based upon revised estimates of remaining costs primarily due to fewer employee reductions under our 2002 involuntary workforce reduction program than originally anticipated because of higher than expected reductions from attrition and retirements.

During 2002, we recorded a $9 million adjustment to the 2001 severance and related costs reserve based on revised estimates of the remaining costs, including (1) the adjustment of medical benefits for certain employees participating in the leave of absence programs who returned to the workforce earlier than originally scheduled and (2) the change in the number of pilot furloughs from up to 1,400 to approximately 1,100.

See Note 15 for additional information related to the charges discussed above.

Note 17. Equity Investments

WORLDSPAN, L.P. (Worldspan)

On June 30, 2003, we sold our 40% equity investment in Worldspan, which operates and markets a computer reservation system for the travel industry. In exchange for the sale of our equity interest, we received (1) $285 million in cash and (2) a $45 million subordinated promissory note, which bears interest at 10% per annum and matures in 2012. As a result of this transaction, we recorded a gain of $279 million ($176 million net of tax) in other income (expense) on our 2003 Consolidated Statement of Operations. In addition, we will receive credits totaling approximately $125 million, which will be recognized ratably as a reduction of costs through 2012, for future Worldspan-provided services. At December 31, 2003, the carrying and fair value of the subordinated promissory note was $38 million, which reflects a writedown resulting from a decrease in its fair value. This note is classified as a trading security under SFAS 115 (see Note 1).

Our equity earnings from this investment totaled $18 million, $43 million and $19 million for the years ended December 31, 2003, 2002 and 2001, respectively. We also received cash dividends from Worldspan of $44 million, $40 million and $70 million for the years ended December 31, 2003, 2002, and 2001, respectively. At December 31, 2002, our Worldspan investment of $57 million was recorded in investments in associated companies on our Consolidated Balance Sheet.

Worldspan provides computer reservation and related services for us, which totaled approximately $90 million for the six-months ended June 30, 2003 and approximately $180 million for the year ended December 31, 2002. As discussed above, we sold our equity interest in Worldspan on June 30, 2003.

Orbitz, Inc. (Orbitz)

Prior to December 2003, we had an 18% ownership and voting interest in Orbitz, which we accounted for under the equity method. We used the equity method because we had the ability to exercise significant influence, but not control, over the financial and operating policies of Orbitz. This influence was evidenced by, among other things, our right to appoint two of our senior officers to the 11 member Board of Managers of Orbitz, which enabled us to participate in Orbitz’s financial and operating decisions.

During December 2003, Orbitz completed its initial public offering and the founding airlines of Orbitz, including us, sold a portion of their Orbitz shares. We received $33 million in cash from our sale of Orbitz shares. Additionally, we recorded (1) a SAB 51 gain of $18 million, net of tax, in additional paid-in capital on our Consolidated Balance Sheet (see Note 1 for our SAB 51 accounting policy); (2) a $28 million gain ($17 million net of tax) in other income (expense) on our Consolidated Statement of Operations resulting from our sale of Orbitz shares; and (3) a $4 million loss ($2 million net of tax) in other income (expense) on our Consolidated Statement of Operations resulting from previously unrecognized Orbitz losses since our recorded investment in Orbitz was zero prior to its initial public offering.

Upon completion of the transactions discussed above, we have a 13% ownership interest in Orbitz and an 18% voting interest. We continue to account for this investment under the equity method due to, among other things, our continuing 18% voting interest and our right to appoint one of our senior officers to the nine member Board of Directors of Orbitz, which enables us to exercise significant influence over Orbitz’s financial and operating decisions. At December 31, 2003, our investment in Orbitz was $21 million and is recorded in investments in associated companies on our Consolidated Balance Sheet. At December 31, 2002, our investment balance was zero since our equity investment had been reduced to zero as a result of our share of Orbitz’s net losses.

Note 18. Earnings (Loss) per Share

We calculate basic earnings (loss) per share by dividing the net income (loss) available to common shareowners by the weighted average number of common shares outstanding. Diluted earnings (loss) per share includes the dilutive effects of stock options and convertible securities. To the extent stock options and convertible securities are anti-dilutive, they are excluded from the calculation of diluted earnings (loss) per share. The following table shows our computation of basic and diluted loss per share:

Years Ended December 31,
(in millions, except per share data)	2003	2002	2001

Basic and diluted:
Net loss	$(773)	$(1,272)	$(1,216)
Dividends on allocated Series B ESOP Convertible Preferred Stock	(17)	(15)	(14)

Net loss available to common shareowners	$(790)	$(1,287)	$(1,230)
Weighted average shares outstanding	123.4	123.3	123.1

Basic and diluted loss per share	$(6.40)	$(10.44)	$(9.99)

For the years ended December 31, 2003, 2002 and 2001, we excluded from the diluted loss per share computation (1) 37.3 million, 54.5 million and 44.3 million stock options, respectively, because the exercise price of the options was greater than the average price of our common stock; (2) 7.3 million, 6.9 million and 6.5 million additional shares that may be issued in certain circumstances, respectively, because their effect on loss per share was anti-dilutive; and (3) the shares issuable upon conversion of our 8.00% Notes due 2023 since the contingent conditions for conversion have not been met (see Note 6).

Note 19. Government Compensation and Reimbursements

Appropriations Act Reimbursements

On April 16, 2003, President Bush signed into law the Emergency Wartime Supplemental Appropriations Act (Appropriations Act), which provides for, among other things:

•	Payments for Certain Security Fees. Payments totaling $2.3 billion from the U.S. government to U.S. air carriers for the reimbursement of certain passenger and air carrier security fees.

•	Executive Compensation Limits. A requirement that certain airlines which receive the security fee payments described above enter into a contract with the Transportation Security Administration (TSA) agreeing that the air carrier will not provide total cash compensation (as defined in the Appropriations Act) during the 12-month period beginning April 1, 2003 to certain executive officers during its fiscal year 2002 in an amount greater than the annual salary paid to that officer with respect to the air carrier’s fiscal year 2002. If it violates this agreement, the air carrier is required to repay its security fee payments described above. We are subject to this requirement and have entered into the required contract with the TSA.

•	Compensation for Strengthening Flight Deck Doors. Payments totaling $100 million from the U.S. government to compensate air carriers for the direct costs associated with the strengthening of flight deck doors and locks on aircraft.

•	Suspension of Passenger and Air Carrier Security Fees. The suspension of the TSA’s collection of passenger and air carrier security fees during the period beginning June 1, 2003 and ending September 30, 2003.

•	Insurance. An extension for one year until August 2004, with a possible extension to December 31, 2004 at the discretion of the Secretary of Transportation, of the U.S. government’s obligation to sell war-risk insurance to air carriers.

During 2003, we received payments under the Appropriations Act totaling (1) $398 million as reimbursement for passenger and air carrier security fees, which was recorded as a reduction of operating expenses in our 2003 Consolidated Statement of Operations and (2) $13 million related to the strengthening of flight deck doors, which was recorded as a reduction to previously capitalized costs.

Stabilization Act Compensation

On September 22, 2001, the Air Transportation Safety and System Stabilization Act (Stabilization Act) became effective. The Stabilization Act was intended to preserve the viability of the U.S. air transportation system following the terrorist attacks on September 11, 2001 by, among other things, (1) providing for payments from the U.S. Government totaling $5 billion to compensate U.S. air carriers for losses incurred from September 11, 2001 through December 31,

2001 as a result of the September 11 terrorist attacks and (2) permitting the Secretary of Transportation to sell insurance to U.S. air carriers.

Our allocated portion of compensation under the Stabilization Act was $668 million. Due to uncertainties regarding the U.S. government’s calculation of compensation, we recognized $634 million of this amount in our 2001 Consolidated Statement of Operations. We recognized the remaining $34 million of compensation in our 2002 Consolidated Statement of Operations. We received $112 million and $556 million in cash for the years ended December 31, 2002 and 2001, respectively, under the Stabilization Act.

Subsequent to September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Under the Stabilization Act, the U.S. government is providing U.S. airlines with war-risk insurance to cover losses to passengers, third parties (ground damage) and the aircraft hull. This coverage extends through August 2004, with a possible extension to December 31, 2004 at the discretion of the Secretary of Transportation, but the coverage may not be extended beyond that time. We expect that if the U.S. government fails to renew the war-risk insurance that it provides, we will be required to replace such coverage commercially or consider other alternatives. There can be no assurance that such commercially provided war-risk insurance coverage will be adequate to protect our risk of loss from future acts of terrorism or will be provided on terms that will not have a material adverse impact on our Consolidated Financial Statements.

Note 20. Related Party Transaction

The Delta Employees Credit Union (DECU) is an independent entity that is chartered to provide banking and financial services to our employees, former employees and certain relatives of these persons. At December 31, 2002, we had a $71 million liability to DECU recorded in accounts payable, deferred credits and other accrued liabilities on our Consolidated Balance Sheet. The liability resulted from a timing difference in funding a portion of our 2002 year end payroll and is reflected as a non-cash transaction on our 2002 Consolidated Statement of Cash Flows. We paid the liability on January 2, 2003.

Note 21. Valuation and Qualifying Accounts

The following table shows our valuation and qualifying accounts as of December 31, 2003, 2002 and 2001, and the associated activity for the years then ended:

			Allowance for:

				Obsolescence
		Restructuring	Uncollectible	of Expendable
	Leased	and Other	Accounts	Parts & Supplies
(in millions)	Aircraft(1)	Charges(1)	Receivable(2)	Inventory(3)

Balance at December 31, 2000	$—	$56	$31	$124

Additional costs and expenses	71	115	18	38
Payments and deductions	(1)	(50)	(6)	(23)

Balance at December 31, 2001	70	121	43	139

Additional costs and expenses	—	90	21	51
Payments and deductions	(70)	(72)	(31)	(7)

Balance at December 31, 2002	—	139	33	183

Additional costs and expenses	—	—	34	11
Payments and deductions	—	(86)	(29)	(11)

Balance at December 31, 2003	$—	$53	$38	$183

(1)	See Note 16 for additional information related to leased aircraft and restructuring and other charges.

(2)	The payments and deductions related to the allowance for uncollectible accounts receivable represent the write-off of accounts considered to be uncollectible, less recoveries.

(3)	These additional costs and expenses in 2001 and 2002 include the charges related to the writedown of certain aircraft spare parts inventory to their net realizable value (see Note 15).

Note 22. Subsequent Events

Convertible Senior Notes (2-7/8% Notes)

In February 2004, we issued $325 million principal amount of 2-7/8% Notes due 2024. Holders may convert their 2-7/8% Notes into shares of our common stock at a conversion rate of 73.6106 shares of common stock per $1,000 principal amount of 2-7/8% Notes, subject to adjustment in certain circumstances, which is equivalent to a conversion price of approximately $13.59 per share of common stock, if:

•	during any calendar quarter after March 31, 2004, the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price per share of our common stock;

•	the trading price of the 2-7/8% Notes falls below a specified threshold;

•	we call the 2-7/8% Notes for redemption; or

•	specified corporate transactions occur.

We may redeem all or some of the 2-7/8% Notes for cash at any time after February 21, 2009, at a redemption price equal to the principal amount of the 2-7/8% Notes to be redeemed plus any accrued and unpaid interest.

Holders may require us to repurchase their 2-7/8% Notes for cash on February 18, 2009, 2014 and 2019, or in other specified circumstances involving the exchange, conversion or acquisition of all or substantially all of our common stock, at a purchase price equal to the principal amount of the 2-7/8% Notes to be purchased plus any accrued and unpaid interest. At February 27, 2003, 23,923,445 shares of common stock were reserved for issuance for the conversion of the 2-7/8% Notes.

Aircraft Acquisition

On February 27, 2004, we entered into an agreement to purchase 32 CRJ-200 aircraft to be delivered in 2005. In conjunction with this agreement, we entered into a facility with a third party to finance, on a secured basis at the time of acquisition, the future deliveries of these regional jet aircraft. Borrowings under this facility (1) will be due in installments for 15 years after the date of borrowing and (2) bear interest at LIBOR plus a margin.

Other Financing Arrangements

In January 2004, we entered into financing arrangements under which we borrowed a total of $208 million. These borrowings are due in installments through February 2020; are secured by six CRJ-200 and seven CRJ-700 aircraft; and bear interest at LIBOR plus a margin. A portion of the proceeds from these borrowings was used to repay $151 million of outstanding interim financing for six CRJ-200 and three CRJ-700 aircraft.

Fuel Contract Settlements

In February 2004, we settled all of our fuel hedge contracts prior to their scheduled settlement dates. As a result of these transactions, we received $83 million in cash, which represented the fair value of these contracts at the date of settlement. In accordance with SFAS 133, effective gains of $82 million will be recorded in accumulated other comprehensive loss until the related fuel purchases, which were being hedged, are consumed and recognized in expense during 2004. These gains will then be recorded as a reduction in fuel expense on our Consolidated Statements of Operations. The ineffective portion of the hedges and the time value component of these contracts totaling $17 million will be recognized in the March 2004 quarter as a fair value adjustment of SFAS 133 derivatives in other income (expense) on our Consolidated Statements of Operations. See Note 4 and 13 for additional information about our fuel hedge contracts.

Note 23. Quarterly Financial Data (Unaudited)

The following table summarizes our unaudited quarterly results of operations for 2003 and 2002:

2003(2)

	Three Months Ended

(in millions, except per share data)	March 31	June 30	September 30	December 31

Operating revenues	$3,324	$3,496	$3,657	$3,610
Operating income (loss)	$(535)	$196	$(81)	$(365)
Net income (loss)	$(466)	$184	$(164)	$(327)
Basic income (loss) per share(1)	$(3.81)	$1.46	$(1.36)	$(2.69)
Diluted income (loss) per share(1)	$(3.81)	$1.40	$(1.36)	$(2.69)

2002(2)

	Three Months Ended

(in millions, except per share data)	March 31	June 30	September 30	December 31

Operating revenues	$3,236	$3,599	$3,564	$3,467
Operating loss	$(435)	$(127)	$(384)	$(363)
Net loss	$(397)	$(186)	$(326)	$(363)
Basic and diluted loss per share(1)	$(3.25)	$(1.54)	$(2.67)	$(2.98)

(1)	The sum of the quarterly earnings per share does not equal the annual earnings per share due to changes in average shares outstanding.

(2)	Operating revenues have been revised from the amounts filed in our Form 10-Q for each of the quarters presented to reflect the contract carrier reclassifications discussed in Note 1.

The comparability of our financial results during 2003 and 2002 were materially impacted by certain events, as discussed below:

•	During March and December 2003, we recorded certain pension and postretirement related charges. In December 2002, we recorded a charge related to our 2002 workforce reduction programs. See Note 15 for additional information about these charges.

•	In June 2003, we received Appropriations Act reimbursements from the U.S. government for certain passenger and air carrier security fees. In August 2002, we recorded the final amounts related to the Stabilization Act compensation. See Note 19 for additional information about these government reimbursements and compensation.

•	During 2003, we recorded gains on the sale of certain of our investments. These gains primarily related to (1) the sale of our investment in Worldspan in June 2003 and (2) our sale of Orbitz shares in December 2003. See Note 17 for additional information about these sales.

•	In October 2003, we recorded a charge as a result of a definitive agreement we entered into to sell 11 B-737-800 aircraft to a third party immediately after those aircraft are delivered to us by the manufacturer in 2005. See Note 15 for additional information about this charge.

•	During 2002, we made significant changes in our fleet plan to simplify our aircraft fleet, to reduce capacity and to decrease capital expenditures through aircraft deferrals. See Note 15 for additional information related to charges and other costs associated with these changes.